EXHIBIT 2.1
Execution Version
PURCHASE AND SALE AGREEMENT
by and among
PEP HENRY PRODUCTION PARTNERS LP,
PEP HPP JUBILEE SPV LP,
PEP PEOF DROPKICK SPV, LLC,
PEP HPP DROPKICK SPV LP
and
HPP ACORN SPV LP
as Seller
and
VITAL ENERGY, INC.
as Purchaser

Dated February 2, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)
EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells and Well Locations
Exhibit A-3	Units
Exhibit A-4	Fee Minerals
Exhibit A-5	Rights of Way
Exhibit A-6	[Intentionally Omitted]
Exhibit A-7	[Intentionally Omitted]
Exhibit A-8	Prospects
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit B-2	Form of Mineral Deed
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Certificate of Designations
Exhibit E	Form of Investor Agreement

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(continued)
SCHEDULES:

Schedule K	Knowledge Persons
Schedule TI	Target Intervals
Schedule 1.3	Certain Excluded Assets
Schedule 2.1(d)	Seller Designees
Schedule 2.2	Allocated Values
Schedule 3.2(a)	Unrecorded Written Title Instruments
Schedule 3.3	Certain Additional Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 3.12	Consent Requirements
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.7	Imbalances
Schedule 4.8(a)	Preferential Rights to Purchase
Schedule 4.8(b)	Material Consents
Schedule 4.8(c)	Consents to Assign
Schedule 4.11	Wells and Equipment
Schedule 4.12	Non-Consent Operations
Schedule 4.13	Outstanding Capital Commitments; Payout Balances
Schedule 4.15	Environmental
Schedule 4.17(a)	Lease Expirations
Schedule 4.17(b)	Lease Demands
Schedule 4.17(c)	Lease Defaults
Schedule 4.17(d)	Drilling Commitments
Schedule 4.17(e)	Lease Maintenance Payments
Schedule 4.18	Credit Support
Schedule 4.19(a)	Insurance Policies
Schedule 4.19(b)	Pending Insurance Claims
Schedule 4.20	Suspense Funds
Schedule 4.21(a)	Rights of Way
Schedule 4.22	Dedications; Minimum Volume Commitments
Schedule 5.7	Purchaser Capitalization
Schedule 8.4	Preliminary Settlement Statement

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TABLE OF DEFINED TERMS

2023 Reserve Report	49	Energy Properties	2
8/8ths Properties	1	Environmental Defect	27
Accounting Arbitrator	54	Environmental Laws	4
Acorn	1	Environmental Matters	4
Adjustment Period	17	Environmental Permits	36
Affiliate	1	Equipment	4
Agreement	1	Exchange Act	4
Allocated Value	16	Excluded Assets	14
Allocation	57	Excluded Records	4
Applicable Depth	1	Execution Date	1
Applicable Percentage	2	Fee Minerals	2
Asset Taxes	2	Final Adjustment Date	31
Assets	2	Final Price	54
Assignment and Bill of Sale	21	Final Settlement Statement	53
Assumed Obligations	57	Financial Statements	43
Audit Firm	48	Fraud	5
Audited 2023 Financial Statement	49	G&G Data	5
Audited Financial Statements	48	GAAP	5
Benefit Plan	3	Governmental Authority	5
Benefit Plan Liabilities	3	Hazardous Substance	5
Business Day	3	Hedge	6
Casualty Loss	62	HPP Dropkick	1
Certificate of Designations	16	Hydrocarbons	6
Claim	61	Income Taxes	6
Claim Notice	61	Indemnified Person	61
Closing	50	Indemnifying Person	61
Closing Common Stock	53	Individual Indemnity Threshold	64
Closing Consideration	53	Information	39
Closing Date	50	Initial Reserve Reports	48
Closing Payment	52	Investor Agreement	6
Closing Preferred Stock	53	Jubilee	1
Code	3	Knowledge	6
Common Stock Consideration	16	Laws	6
Consent	35	Leases	6
Contracting Parties	70	Material Consent	6
Contracts	3	Material Contract	6
Control	1	Mineral Deed	21
Credit Support	38	Net Revenue Interest	8
Cut-Off Date	3	Nine-Month Interim Financials	48
Damages	65	Nonparty Affiliates	70
Defensible Title	21	NORM	26
Disputed Matter	30	NYSE	8
Effect	10	Overhead Costs	8
Effective Date	4	Parties	1
Employee Liabilities	4	Party	1
Encumbrances	22	PEOF Dropkick	1
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TABLE OF DEFINED TERMS

PEP Henry	1	Securities Act	11
Per Share Common Value	8	Seller	1
Per Share Preferred Value	8	Seller Disclosure Schedules	41
Permits	37	Seller Fundamental Representations	11
Permitted Encumbrances	22	Seller Group	59
Person	8	Seller Material Adverse Effect	11
Preferred Stock Consideration	16	Seller Party	1
Preliminary Settlement Statement	52	Seller Taxes	12
Pre-Purchase Tax Proceeding	56	Special Warranties	21
Properties	8	Stock Consideration	16
Property Costs	8	Stockholder Approval	12
Prospect	9	Straddle Period	12
Purchase Price	9	Subject Well	12
Purchaser	1	Subsidiary	12
Purchaser Annual Meeting	9	Suspense Funds	12
Purchaser Comment Deadline	53	SWT Amount	29
Purchaser Common Stock	10	SWT Claim Date	21
Purchaser Disclosure Schedules	46	SWT Claim Notice	27
Purchaser Financial Statements	49	SWT Property	27
Purchaser Fundamental Representations	10	Target Interval	12
Purchaser Group	59	Tax	12
Purchaser Material Adverse Effect	10	Tax Return	13
Purchaser Preferred Stock	10	Third Party	13
Reclassification Event	16	Title Arbitrator	30
Records	10	Title Defect	22
Records Period	49	Title Matters	13
Registration Rights Agreement	11	Transaction Agreements	13
Regulation S-X	48	Transactions	13
Representatives	11	Transfer Taxes	13
Reserve Engineer	48	Treasury Regulations	13
Retained Obligations	58	Unadjusted Purchase Price	16
Retained Percentage	11	Unapproved Exception	13
Rights of Way	11	Units	14
Royalties	11	Well Location	14
SEC	11	Wells	14
SEC Documents	43	Working Interest	14
-viii-

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), is dated as of February 2, 2024 (the “Execution Date”), by and among PEP Henry Production Partners LP, a Delaware limited partnership (“PEP Henry”), PEP HPP Jubilee SPV LP, a Delaware limited partnership (“Jubilee”), PEP PEOF Dropkick SPV, LLC, a Delaware limited liability company (“PEOF Dropkick”), PEP HPP Dropkick SPV LP, a Delaware limited partnership (“HPP Dropkick”), HPP Acorn SPV LP, a Delaware limited partnership (“Acorn” and, together with PEP Henry, Jubilee, PEOF Dropkick and HPP Dropkick, “Seller”, each a “Seller Party”), and Vital Energy, Inc., a Delaware corporation (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.
RECITALS:
Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.
1.2Certain Definitions. As used herein:
(a)“8/8ths Properties” means the assets described in the definition of “Assets”; provided, however, that such assets are not limited by the Applicable Percentages of Seller’s right, title and interest, but rather are one-hundred percent (100%) of Seller’s right, title and interest in and to the assets described in subsections 1.2(f)(i)(A) through 1.2(f)(i)(K) of the definition of “Assets”.
(b)“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
(c)“Applicable Depth” means, as to any Subject Well: (i) if such Subject Well is currently producing, those formations from which such Subject Well is currently producing; (ii) if such Subject Well is a Well that is not currently producing, the last depth or formation at which it produced; or (iii) if such Subject Well is a Well Location, the formation identified on Exhibit A-2 or Schedule 2.2 for such Well Location, in each case, as the context requires.
(d)“Applicable Percentage” means, with respect to the Benedum Prospect, 31.324578%, and with respect to each other Prospect, 100%.

(e)“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
(f)“Assets” means the following, individually and in the aggregate:
(i)the Applicable Percentage, on a Prospect-by-Prospect basis, of Seller’s right, title, and interest in and to the following (but excluding in all cases any Excluded Assets):
(A)the Leases located within each Prospect;
(B)all Wells attributable to such Prospect;
(C)all Units attributable to such Prospect;
(D)all fee mineral interests in the applicable Prospect, including those identified or described on Exhibit A-4 (the “Fee Minerals”) (such Applicable Percentage interest, respectively, in the Leases, the Subject Wells, the Units and the Fee Minerals, in each of the Prospects shall collectively be referred to as the “Energy Properties”);
(E)all Hydrocarbons produced from, or attributable to, the Energy Properties from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Energy Properties that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); and, to the extent related or attributable to the other Assets, all production, plant, and transportation imbalances (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection 1.2(f)(i)(E) shall be satisfied solely pursuant to Sections 2.3(c) and 2.3(d));
(F)except to the extent related to any of the Retained Obligations, all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, (B) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the other Assets or to the extent arising in favor of Seller with respect to any other Asset or any Assumed Obligation for which Purchaser is providing indemnification hereunder, (C) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates arising under any of the other Assets to the extent attributable to such other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Contracts ((1) whether related to periods of time occurring before, on or after the Effective Date and (2) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and (D) rights, remedies, claims, demands, interests or causes of action whatsoever, at Law or in equity, known or unknown, of Seller or any of its Affiliates against any third Person to the extent related to (1) the Assets for periods of time from and after the Effective Date or (2) any Assumed Obligation, and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing matters described in this Section 1.2(f)(i)(F), Seller grants to Purchaser the right to be subrogated thereto, except, in each case, to the extent relating to any of the Retained Obligations;

(G)all Rights of Way applicable to such Prospect;
(H)all Contracts applicable to such Prospect;
(I)all Equipment applicable to such Prospect;
(J)all currently existing Permits, to the extent related to the applicable Prospect and other Assets and to the extent transferrable; and
(K)originals, to the extent available, otherwise copies (including electronic copies) of all Records applicable to such Prospect.
(g)[Intentionally Omitted].
(h)“Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or any bonus, incentive, deferred compensation, employment, consulting, severance, change in control, retention, termination or other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether or not reduced to writing, and in each case that is sponsored, maintained, contributed to or required to be maintained or contributed to by the Seller Parties or any of their Affiliates or with respect to which the Seller Parties or any of their Affiliates has an actual or contingent liability.
(i)“Benefit Plan Liabilities” means all obligations, responsibilities and liabilities under or with respect to the Benefit Plans.
(j)“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas or Tulsa, OK, United States of America.
(k)“Code” means the United States Internal Revenue Code of 1986, as amended.
(l)“Contracts” means all currently existing contracts, agreements, and instruments pertaining to the Assets, including operating agreements; unitization, pooling, and communitization agreements, declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; compressor agreements; rental agreements (to the extent freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration); gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements; provided, however, that the term “Contracts” shall not include (x) the Leases, the Rights of Way and other instruments constituting Seller’s chain of title to the applicable Leases or Rights of Way, or (y) any master services agreements, drilling contracts and other similar service contracts.
(m)“Cut-Off Date” means five o’clock p.m. in Houston, Texas on the date that is twelve (12) months following the Closing Date.
(n)“Effective Date” means 7:00 a.m. in Houston, Texas on August 1, 2023.
(o)“Employee Liabilities” means all obligations and liabilities to or in respect of any current or former officers, directors, employees and individual independent contractor service providers of the Seller Parties or any of their Affiliates.

(p)“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws, including common law, as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, biological or cultural resources, exposure to pollution or chemicals in the environment or protection of occupational safety, including those Laws relating to the storage, handling and use of Hazardous Substances and Laws relating to the generation, processing, treatment, storage, transportation, disposal or management thereof and all regulations implementing the foregoing.
(q)“Environmental Matters” means (i) the terms of Article 3, (ii) Seller’s representations and warranties in Sections 4.2 and 4.15, (iii) the Retained Obligations and (iv) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) any Retained Obligations (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).
(r)“Equipment” means all surface and subsurface equipment, machinery, fixtures, and other tangible personal property and improvements, whether owned or leased, that are, if owned by Seller, located at, on or under any of the lands covered by or attributable to any of the Properties or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, boilers, tubing, motors, fixtures, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, Hydrocarbons measurement facilities, metering facilities, interconnections, tanks, tank batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, processing and separation facilities, platforms, SCADA equipment, frac tanks and ponds and other materials, supplies, inventory, facilities, machinery, equipment and similar personal property (both surface and subsurface)).
(s)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(t)“Excluded Records” means:
(i)all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business, operations, assets, and properties to the extent not related to or part of the Assets;
(ii)any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;
(iii)all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall, for purposes of clarity, be included in the Assets);

(iv)data and records relating to the sale of the Assets, including communications with the advisors or other Representatives of Seller or any member of Seller Group;
(v)any data and records, to the extent relating to the other Excluded Assets or assets and properties to the extent they do not constitute Assets under this Agreement; and
(vi)those original data and records retained by Seller pursuant to Section 12.5.
(u)“Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Subpart 1 of Schedule K (in the case of Seller) or Subpart 2 of Schedule K (in the case of Purchaser) had Knowledge of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Article 4 or Article 5 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).
(v)“G&G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties that Seller is not prohibited by agreement from transferring (directly or indirectly) to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).
(w)“GAAP” means United States generally accepted accounting principles, consistently applied.
(x)“Governmental Authority” means any national, state, county, federal, municipal, or multinational government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, administrative body, legislature, executive or other authority or regulatory body or other instrumentalities of any of them.
(y)“Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM, petroleum and any fraction thereof and any other substances referenced in Section 3.4(c).
(z)“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.
(aa)“Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
(bb)    “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.
(cc)    [Intentionally Omitted].

(dd)    “Investor Agreement” means the Investor Agreement, substantially in the form attached hereto as Exhibit E to be executed and delivered by Purchaser, Jubilee, PEOF Dropkick, HPP Dropkick and Acorn at Closing.
(ee)    “Knowledge” (or “knowledge” or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Seller, the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 1 of Schedule K and (ii) with respect to Purchaser, the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 2 of Schedule K.
(ff)    “Laws” means any federal, state, local or foreign or multinational law, statute, act, code, ruling, award, writ, ordinance, rule, regulation, judgment, order, injunction, decree, decision or agency requirement of any Governmental Authority, including common law.
(gg)    “Leases” means the oil and gas leases, oil, gas, and mineral leases and subleases, carried interests, operating rights, record title interests and other interests owned or held by Seller and located within the Prospects, including those identified or described on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from or are otherwise attributable to the Prospects, including the lands covered by the leases, subleases, interests and rights described on Exhibit A-1, and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1.
(hh)    “Material Consent” means a Consent by a third Person (i) that if not obtained prior to the direct or indirect assignment of an Asset, (A) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of an Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or liquidated damages or (ii) that has affirmatively been denied in writing (except for any such consent that is otherwise waived in writing by Purchaser); provided, however, that “Material Consent” does not include (x) any consent or approval of Governmental Authorities customarily obtained after Closing for the transfer of the Assets or (y) any Consent which by its express terms cannot be unreasonably withheld, unless such Consent has been affirmatively denied in writing.
(ii)    “Material Contract” means, to the extent binding on the Assets, any Contract which is one or more of the following types (provided, however, that the term “Material Contract” shall not include any Contract to which Purchaser is a party prior to the Execution Date):
(i)Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Purchaser or any of the Assets after the Closing;
(ii)Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Properties which are not cancelable without penalty to, or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;
(iii)To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Date, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(iv)Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;
(v)Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, participation agreements, joint venture agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), farmin agreements, farmout agreements, non-compete agreements, production sharing agreements, exchange agreements, pooling agreements or other similar agreements, including any agreement with any express drilling or development obligations to the extent the same have not been fully performed or fulfilled and would be binding on Purchaser and/or the Assets after Closing;
(vi)Contracts requiring Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;
(vii)Contracts that provide for a call upon, option to purchase or similar right with respect to any of the Assets (including any Hydrocarbons produced therefrom or allocated thereto);
(viii)Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien or other encumbrance on, any of the Assets after the Closing;
(ix)Contracts for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;
(x)Contracts containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision;
(xi)Contracts that constitute a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or material payment upon sixty (60) days’ or less prior written notice and (B) involves (x) an annual base rental of more than One Hundred Thousand Dollars ($100,000) or (y) the payment of more than One Hundred Thousand Dollars ($100,000) in the aggregate (net to Seller’s interest);
(xii)All other Contracts that can reasonably be expected to involve aggregate payments by, or aggregate proceeds or revenues to, Seller or any of its Affiliates in excess of One Hundred Thousand Dollars ($100,000) during the current year or any subsequent fiscal year; and
(xiii)All Contracts with respect to G&G Data.
(jj)    “Net Revenue Interest” means, with respect to any Subject Well, Seller’s (as of the Closing Date) interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Subject Well from the Applicable Depths, in each case after giving effect to all Royalties.
(kk)    [Intentionally Omitted].

(ll)    “NYSE” means the New York Stock Exchange.
(mm)    “Overhead Costs” means $0 per month.
(nn)    “Per Share Common Value” means Fifty-Four Dollars and Ninety-Six Cents ($54.96).
(oo)    “Per Share Preferred Value” means Fifty-Four Dollars and Ninety-Six Cents ($54.96).
(pp)    “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(qq)    [Intentionally Omitted].
(rr)    “Properties” means the Energy Properties.
(ss)    “Property Costs” means, without duplication, all ordinary course operating expenses (including costs of insurance (solely to the extent any such insurance costs are premiums that are paid with respect to the period of time between the Effective Date and the Closing Date), and overhead costs charged by any Third Party operator (and Purchaser or its Affiliate, as successor operator) of any of the Assets) pursuant to an applicable joint operating agreement and capital expenditures, in each case, paid or payable to Third Parties (or Purchaser or its Affiliate, as operator of the Assets) and incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation), in each case, any and all liabilities, losses, costs, expenses, and Damages arising out of or otherwise attributable or related to:
(i)claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;
(ii)obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or any other Asset;
(iii)obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or that otherwise affect or relate to any of the Assets;
(iv)(A) all title examination and curative matters (including any title examination and/or curative costs) paid or incurred in connection with, or with respect to, any special warranty claims made pursuant to the Assignment and Bill of Sale or Mineral Deed or with respect to curing any breach of any of Seller’s representations or warranties, including claims that Leases have terminated, and (B) all environmental matters, claims and/or obligations, including to remediate any contamination of water or personal property, or restore the surface around such wells, facilities or personal property, including under applicable Environmental Laws;
(v)obligations to pay working interests, Royalties, and other revenues or proceeds attributable to sale of Hydrocarbons to Third Parties (including any applicable Suspense Funds and escheat related thereto), as well as claims of improper calculation or payment of same;
(vi)gas balancing and other production balancing obligations;

(vii)any Casualty Loss (including any mitigation, repair, replacement or restoration costs related thereto);
(viii)Taxes (including Asset Taxes);
(ix)obligations with respect to Hedges;
(x)obligations to pay (A) any rentals, shut-in royalties or other similar lease maintenance payments and (B) any transfer or similar fees associated with the assignment of the Assets from Seller to Purchaser pursuant to this Agreement;
(xi)any of the Retained Obligations (except any such Retained Obligation described in Section 11.2(b) that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4) or any other matters for which Seller has an indemnity obligation under this Agreement;
(xii)any general and administrative and/or overhead costs that are not (A) charged by Third Parties (or Purchaser or its Affiliate, as operator of the Assets) pursuant to an applicable joint operating agreement or (B) covered by the Overhead Costs adjustment contained in Section 2.3(f)(ii); and
(xiii)any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, expenses and Damages of the type described in preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.
(tt)    “Prospect” means the prospects described on Exhibit A-8 and the area of land allocated to each of the Prospects as set forth on Exhibit A-8.
(uu)    “Purchase Price” means the Unadjusted Purchase Price, as adjusted pursuant to this Agreement, including Section 2.1(c) and Section 2.3.
(vv)    “Purchaser Annual Meeting” means the annual meeting of stockholders of Purchaser.
(ww)    “Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.
(xx)    “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3, 5.4(a), 5.6, 5.16 and 5.18.
(yy)    “Purchaser Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts (each, an “Effect”) that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Purchaser, or (b) the ability of Purchaser to consummate the Transactions contemplated hereby; provided, however, that the term “Purchaser Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Purchaser relative to other Persons operating in the same industry and geographic area in which Purchaser operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv)

acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Purchaser or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Seller; (xi) any change, in and of itself, in the market price or trading volume of Purchaser Common Stock or any other securities of Purchaser or any of its subsidiaries (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); and (xii) any legal proceeding brought or threatened by shareholders of Purchaser (whether on behalf of Purchaser or otherwise) asserting allegations of breach of fiduciary duty arising out of or relating to (A) violations of securities Laws in SEC Documents or (B) this Agreement or the Transactions contemplated hereby (it being understood that any Effect underlying the claims in any such proceeding (or threatened proceeding) may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso).
(zz)    “Purchaser Preferred Stock” means convertible preferred stock, par value $0.01 per share, of Purchaser.
(aaa)    “Records” means (less and except the Excluded Records) originals, to the extent available, otherwise copies (including electronic copies) of files, records, information and data in Seller’s or any of its Affiliates’ possession or control and to the extent relating or relevant to Seller’s ownership of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, KMZ files, and engineering, exploration and other technical data and information (excluding any interpretive data or other technical analysis) that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof).
(bbb)    “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by Purchaser, Jubilee, PEOF Dropkick, HPP Dropkick and Acorn at Closing.
(ccc)    “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, investors, members, managers, employees, financing sources, agents and advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors).
(ddd)    “Retained Percentage” means, with respect to the Benedum Prospect, 68.675422%, and with respect to each other Prospect, 0%.

(eee)    “Rights of Way” means surface and/or subsurface easements, permits, licenses, servitudes, rights-of-way, leases, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water and other rights to use the surface appurtenant to, or used or held for use in connection with, the Properties, including those described on Exhibit A-5; provided, however, that the term “Rights of Way” shall not include interests held pursuant to the Leases and other instruments constituting Seller’s chain of title to the applicable Leases.
(fff)    “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons.
(ggg)    “SEC” means the United States Securities and Exchange Commission.
(hhh)    “Securities Act” means the United States Securities Act of 1933, as amended.
(iii)    “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.9, and 4.10.
(jjj)    “Seller Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets, taken as a whole, or (b) the ability of Seller to consummate the Transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on (x) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates or (y) the Assets relative to similar Assets within the same geographic area in which the Assets are located) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith and (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Purchaser.
(kkk)    “Seller Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member prior to the Closing Date, (ii) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller (A) as a result of the adjustments to the Purchase Price pursuant to Section 2.3 or (B) in connection with the provisions of Section 11.4, as applicable), (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, and (iv) Asset Taxes (other than Taxes described in clauses (i), (ii) or (iii) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Date.
(lll)    “Stockholder Approval” shall mean the approval by holders of a majority of the issued and outstanding shares of Purchaser Common Stock present in person (including virtual presence) or represented by proxy and eligible to vote, assuming a quorum is present, and required by the applicable rules and regulations of the New York Stock Exchange (or any successor entity) from the stockholders of Purchaser with respect to the issuance of the shares upon conversion of the shares of Purchaser Preferred Stock; provided, however, that for purposes of this definition, the shares of Purchaser Common Stock received by Seller and its designees pursuant to this Agreement shall not be (i) eligible to vote, (ii) counted for purposes of determining the “majority”, and (iii) counted for quorum purposes.
(mmm)    “Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.
(nnn)    “Subject Well” means a Well and/or Well Location, as the context requires.
(ooo)    “Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
(ppp)    “Suspense Funds” means all positive funds held in suspense (including positive funds held in suspense for unleased interests) by Seller or its Affiliates that are attributable to the Assets.
(qqq)    “Target Interval” has the meaning set forth in Schedule TI.
(rrr)    “Tax” or “Taxes” means all federal, state, local and foreign income, branch profits, license, payroll, employment, environmental, social security, unemployment, disability, profits, franchise, sales, use, ad valorem, property, severance, production, conservation, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes, including any interest, penalty or addition thereto, whether disputed or not.
(sss)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
(ttt)    “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.
(uuu)    “Title Matters” means (a) the terms of Article 3, (b) the Special Warranties, (c) Seller’s representations and warranties in Sections 4.2, 4.7, 4.8, 4.11(a), 4.12, 4.13(b), 4.17, 4.21, and 4.22(b), (d) the Retained Obligations described in Sections 11.2(g) and 11.2(i), and (e) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(g) and 11.2(i) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).
(vvv)    “Transaction Agreements” means this Agreement and each other agreement or instrument to be executed and delivered pursuant hereto at the Closing.

(www)    “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.
(xxx)    “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the sale of the Assets pursuant to this Agreement.
(yyy)    “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed (to the extent they can be relied upon), temporary or final form.
(zzz)    “Unapproved Exception” means, with respect to any Lease as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), Subject Well or other applicable Asset, as applicable, any fact(s), circumstance(s), or other matter(s) that, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest for any Subject Well to an amount below the Net Revenue Interest set forth in Schedule 2.2 for such Subject Well, (ii) operate to increase Seller’s Working Interest for any Subject Well to an amount greater than the Working Interest set forth in Schedule 2.2 for such Subject Well (in each case, except to the extent the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Schedule 2.2 for such Subject Well in the same or greater proportion as the cumulative increase in Seller’s Working Interest therefor), or (iii) impair, or would reasonably be expected to impair, in any material respect, the ownership, operation, and/or use of the affected Asset(s) subject thereto or affected thereby as currently owned and/or used by Seller or any of its Affiliates or as would otherwise be owned and/or used by a reasonably prudent owner of assets similar to such Asset(s) and located in the same geographic area as such Asset(s), as applicable.
(aaaa)    “Units,” means all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including, for purposes of clarity, such units more particularly identified on Exhibit A-3.
(bbbb)    “Well Location” means those undeveloped well locations specifically identified on Exhibit A-2.
(cccc)    “Wells” means all Hydrocarbon, water, CO2, or injection or disposal wells identified on Exhibit A-2 and any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Rights of Way, including the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any Exhibit or Schedule hereto.
(dddd)    “Working Interest” means, with respect to any Subject Well (as to the Applicable Depths), the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for, on or in connection with such Subject Well (solely as to the Applicable Depths), without regard to the effect of any Royalties.
1.3Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:
(a)the Excluded Records;

(b)any interpretations of Seller made with respect to any G&G Data, as well as copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of all geological, geophysical and similar data and studies other than any such data and/or studies constituting or included in the G&G Data;
(c)Assets excluded from this Agreement pursuant to Section 3.12;
(d)subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;
(e)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(f)Seller’s interests in offices, office leases and buildings;
(g)any leased equipment and other leased personal property of Seller if such equipment or property, or the Contract pursuant to which it was leased, is not freely transferrable (directly or indirectly, as applicable) without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;
(h)except to the extent described in sub-clause (i)(F) of the definition of “Assets” or otherwise related to any Assumed Obligation, all indemnity and contribution rights, rights under any Contracts and all other rights and claims of Seller or any Affiliate of Seller against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds with respect to amounts paid or incurred by Seller) or for which Seller is liable for payments or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);
(i)except to the extent described in sub-clause (i)(F) of the definition of “Assets” or otherwise related to any Assumed Obligation, all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods prior to the Effective Date, which adjustments arising from such audits are paid or received prior to the Cut-Off Date; provided, however, that such audit rights and rights to reimbursement shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date (unless any applicable joint interest audit is initiated by a Third Party prior to the Cut-Off Date, in which case such audit rights (solely with respect to the subject matter of any such joint interest audit) shall not terminate on the Cut-Off Date and shall continue until reasonably resolved);
(j)any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes that are Seller Taxes (solely to the extent such Seller Taxes are actually paid or economically borne by Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member prior to the Closing Date);
(k)refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes if received from and after the Cut-Off Date;
(l)all office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;
(m)subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Assets for periods of time prior to the Effective Date;
(n)whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts held by Seller;
(o)any and all Hedges;
(p)Seller’s vehicles;
(q)any other assets, contracts, or rights which are specifically identified or described on Schedule 1.3; and
(r)the Retained Percentage, on a Prospect-by-Prospect basis, of Seller’s right, title and interest in and to the 8/8ths Properties.
ARTICLE 2
PURCHASE PRICE
2.1Purchase Price.
(a)Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of the following: (i) 878,690 shares of Purchaser Common Stock (the “Common Stock Consideration”), and (ii) 1,176,644 shares of Purchaser Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”). As used herein, “Unadjusted Purchase Price” means an amount equal to the sum of (A) the product of (x) the Common Stock Consideration, multiplied by (y) the Per Share Common Value, plus (B) the product of (x) the Preferred Stock Consideration, multiplied by (y) the Per Share Preferred Value. The Stock Consideration and Unadjusted Purchase Price shall be adjusted pursuant to Section 2.1(c), Section 2.3 and Section 2.6. The terms of the Purchaser Preferred Stock shall be specifically and fully set forth in a Certificate of Designations the form of which is attached hereto as Exhibit D (the “Certificate of Designations”).
(b)[Intentionally Omitted].
(c)If, at any time on or after the Execution Date and prior to the Closing Date, (i) Purchaser effects any (A) dividend on shares of Purchaser Common Stock in the form of additional shares of Purchaser Common Stock, (B) subdivision or split of any shares of Purchaser Common Stock, (C) combination or reclassification of shares of Purchaser Common Stock into a smaller number of shares of Purchaser Common Stock or (D) issuance of any securities by reclassification of shares of Purchaser Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Purchaser Common Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), then the Common Stock Consideration, the Per Share Common Value and Conversion Price (as defined in the Certificate of Designations) shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(D) and (ii) to provide for the receipt by Seller, in lieu of any shares of Purchaser Common Stock constituting the Stock Consideration or Conversion Shares (as defined in the Certificate of Designations), the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Common Stock in connection with any such transaction described in clauses (i)(D) and (ii) of this Section 2.1(c). Any adjustments made pursuant to this Section 2.1(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.
(d)Seller has elected that the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration be directed to the designees set forth on Schedule 2.1(d), subject to any such designee providing any documentation reasonably requested by Purchaser (which documentation shall include representations of such designee to the effect set forth in Section 4.25). Each such designee has elected to execute and deliver a countersignature to the Registration Rights Agreement (as applicable) in order for such designee to be named as a selling stockholder in, and to have such designee’s shares of Purchaser Common Stock included in, the initial resale shelf registration statement to be filed by Purchaser pursuant to the Registration Rights Agreement.
2.2Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The “Allocated Value” for any Subject Well equals the portion of the Unadjusted Purchase Price that is allocated to such Asset on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.
2.3Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows (without duplication), but (x) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (y) in the case of Section 2.3(f), only to the extent paid or received, as applicable, on or before the Cut-Off Date:
(a)decreased in accordance with Section 3.8;
(b)decreased as a consequence of Assets (or any portions thereof) excluded from the transactions contemplated by this Agreement as set forth in Section 3.12;
(c)with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (i) decreased (for amounts owed by Seller or any of its Affiliates to any third Person as of the Effective Date) or (ii) increased (for amounts owed by any third Person to Seller or any of its Affiliates as of the Effective Date), as applicable, (A) by an amount equal to the amount of such imbalances, multiplied by the applicable Contract price for oil, gas or other Hydrocarbons, as applicable (in each case, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons) or (B) if there is no applicable Contract, by an amount agreed to in writing by the Parties;
(d)increased by the aggregate amount of Seller’s share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks included in the Assets upstream of delivery points to the relevant purchasers on the Effective Date and based on the quantities in such storage tanks as of the Effective Date (solely to the extent such Hydrocarbon inventories are not sold prior to the Closing Date), multiplied by the Contract price therefor, or, if there is no applicable Contract, the sales price in effect as of the Effective Date (in each case, net of any (x) Royalties; and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons);
(e)increased by the net amount of all prepaid expenses attributable to periods from and after the Effective Date (including prepaid insurance costs (solely to the extent attributable to the period between the Effective Date and Closing only), bonuses; rentals; and cash calls to Third Party operators) which have been paid or economically borne by Seller or its Affiliates (solely if, and to the extent, any of the foregoing constitute Property Costs hereunder);
(f)without limiting either Party’s rights to indemnification under Article 11, adjusted for proceeds, revenues and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:
(i)decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or any of its Affiliates:
(A)amounts earned from the sale, during the period from and including the Effective Date through but excluding the Cut-Off Date (the “Adjustment Period”), of Hydrocarbons produced from, or attributable or allocable to, the Properties for the period from and after the Effective Date (net of any (x) Royalties and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid by or behalf of Seller in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(iii); excluding the effects of any Hedges); and
(B)other income earned with respect to the Assets during the Adjustment Period (excluding the effects of any Hedges);
(ii)increased by an amount equal to the Overhead Costs for the period between the Effective Date and the Closing Date; and
(iii)increased by an amount equal to the amount of all Property Costs which are incurred by Seller in the ownership and operation of the Assets from and after the Effective Date and paid to Third Parties (or Purchaser or its Affiliate, as operator of the Assets) or that are otherwise economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date, except, in each case, any costs already deducted in the determination of proceeds in Section 2.3(f)(i);
(g)[Intentionally Omitted];
(h)increased by the amount of Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates);
(i)decreased by the amount of Taxes allocated to Seller pursuant to Section 9.1 but paid or otherwise economically borne by Purchaser (or any of its Affiliates);
(j)[Intentionally Omitted];
(k)[Intentionally Omitted]; and
(l)increased or decreased by any other amount agreed to by the Parties in writing.

2.4Certain Ordinary-Course Costs and Revenues.
(a)With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid, as applicable, after the Effective Date:
(i)Subject to the terms of this Section 2.4, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties for the period up to but excluding the Effective Date, which amounts are received prior to, at or after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (B) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Date and received prior to, at or after Closing but on or before the Cut-Off Date.
(ii)Seller shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise), and entitled to any refunds and indemnities with respect to, all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for and entitlements to, as applicable, the foregoing shall terminate on the Cut-Off Date.
(b)Purchaser shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties for the period from and after the Effective Date, and after the Cut-Off Date the amounts described in Section 2.4(a)(i); and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date, and after the Cut-Off Date the Property Costs described in Section 2.4(a)(ii).
(c)Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser receive after Closing, but on or before the Cut-Off Date, any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.
(d)Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser pay after Closing, but on or before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller as promptly as reasonably practicable after receipt of an invoice therefor (regardless of whether such invoice is delivered to Seller before, on or after the Cut-Off Date), accompanied by copies of the relevant vendor or other invoice and proof of payment thereof.
(e)Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(f)Notwithstanding anything herein to the contrary, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties and other income earned with respect to the Assets to which Seller otherwise would be entitled under Section 2.4(a)(i), to the extent that such proceeds have not been received or claimed on or before the Cut-Off Date, and Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.4(a)(ii), to the extent (i) an invoice for such amounts has not been received or paid by Purchaser, Seller or any of their respective

Affiliates and (ii) a claim for such amounts has not been made, in each case, respectively, on or before the Cut-Off Date.
(g)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
2.5Procedures.
(a)For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or, if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.
(b)Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs (other than with respect to Asset Taxes, which shall be determined in accordance with Section 9.1) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date, but, notwithstanding anything to the contrary in this Agreement, prepaid insurance premiums that constitute Property Costs shall only be Purchaser’s responsibility to the extent attributable to the period of time between the Effective Date and the Closing Date.
(c)After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that, prior to the Cut-Off Date, Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (and which shall be deemed granted if not affirmatively withheld within five (5) Business Days following receipt of Purchaser’s request therefor). Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.
(d)“Earned” and “incurred,” as used in Section 2.4 and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under GAAP.
2.6Adjustments to Stock Consideration at Closing. Any adjustments to the Unadjusted Purchase Price made in accordance with Section 2.1(c) or Section 2.3 shall also be subject to this Section 2.6. Should the net adjustments determined by such Sections cause the Unadjusted Purchase Price to be adjusted (a) downward, then the quantum of Stock Consideration shall be reduced by an amount of shares of Purchaser Preferred Stock equal to (i) the net dollar amount of such downward adjustment, divided by (ii) the Per Share Preferred Value, and (b) upward, then, Purchaser shall settle such adjustment in cash pursuant to Section 8.4.
2.7Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable under this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or any other applicable Law; provided, that Purchaser will (a) notify Seller of any anticipated withholding no later than five (5)

Business Days prior to the day on which the applicable consideration is payable or deliverable to, as applicable, Seller, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax Law, (c) reasonably cooperate with Seller to minimize the amount of any applicable withholding, (d) be entitled to sell shares of stock that are deducted or withheld in order to satisfy the applicable withholding requirement and (e) timely and properly remit such deducted and withheld amounts to the appropriate Governmental Authority in accordance with applicable Laws. To the extent that such amounts are remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
ARTICLE 3
TITLE AND ENVIRONMENTAL MATTERS
3.1Purchaser’s Title Review.
(a)The Title Matters provide Purchaser’s exclusive remedies with respect to any Title Defects or other deficiencies or defects in Seller’s and its Affiliates’ title to the Properties.
(b)Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to, and without limitation of the Title Matters, Seller hereby expressly disclaims and negates any and all other warranties of title whatsoever, whether express, implied, statutory, or otherwise.
(c)The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing to convey the Assets from Seller to Purchaser (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1 and shall contain a special warranty of Defensible Title to the Energy Properties by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. The Mineral Deed to be executed and delivered by the Parties at Closing (the “Mineral Deed”) shall be in the form attached hereto as Exhibit B-2, and shall contain a special warranty of title to the applicable Assets by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title in (i) the Assignment and Bill of Sale, or (ii) the Mineral Deed (collectively, the “Special Warranties”) for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Sections 3.6(a)(i) through 3.6(a)(v) on or before the date that is thirty-six (36) months after Closing (the “SWT Claim Date”). If Purchaser provides written notice of a breach of any Special Warranty to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed ninety (90) days following Seller’s receipt of such notice. In any event, the recovery on a breach of any Special Warranty (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset; provided, however, that, notwithstanding anything herein to the contrary and for the avoidance of doubt, no claim asserted by Purchaser in respect of a breach of any Special Warranty shall be subject to any de minimis threshold or deductible.
3.2Definition of Defensible Title.
(a)As used in this Agreement, the term “Defensible Title” means that record title (including title evidenced by unrecorded written instruments that are awaiting recording with the applicable Governmental Authority if (x) such unrecorded written instruments are identified on Schedule 3.2(a) as of the Execution Date, (y) each Property that is affected by or related to each such unrecorded written instrument is identified on Schedule 3.2(a) as of the Execution Date and (z) Seller has made available to Purchaser reasonable evidence of the proper filing of each such unrecorded written instrument for recording with the applicable Governmental Authority) or beneficial title (solely in the case of contractual interests held pursuant to any applicable joint operating agreement, unit agreement or similar agreement) of Seller in and to the Leases and Subject Wells shown on Schedule 2.2 (with respect to the Applicable Depths), which, as of the Effective Date and the Closing Date, and subject to and except for Permitted Encumbrances:
(i)with respect to each Subject Well set forth on Schedule 2.2, entitles Seller to not less than the Net Revenue Interest set forth in Schedule 2.2 for such Subject Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under and made in compliance with the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and conducted in compliance with the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-2 or Schedule 2.2;
(ii)with respect to each Subject Well set forth on Schedule 2.2, obligates Seller to bear a Working Interest for such Subject Well, as applicable, that is not greater than the Working Interest set forth in Schedule 2.2 for such Subject Well without increase throughout the productive life of such Subject Well, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (B) increases that are accompanied by at least a proportionate increase in Seller’s (or its successor’s or assign’s) Net Revenue Interest for such Subject Well, and (C) as otherwise expressly stated in Exhibit A-2 or Schedule 2.2; and
(iii)is free and clear of any and all other liens, charges, encumbrances, mortgages, deeds of trust, and substantially equivalent obligations, and defects of any kind (collectively, “Encumbrances”), other than Permitted Encumbrances.
(b)As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest, that causes or results in Seller’s title to any Lease or Subject Well identified or described on Schedule 2.2 to be less than Defensible Title.
(c)[Intentionally Omitted].
3.3Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)all Royalties to the extent that they do not, and would not be reasonably likely to, individually or in the aggregate, reduce Seller’s Net Revenue Interest ownership in any Property below that shown in Schedule 2.2 for such Property or increase Seller’s Working Interest in any Property above that shown in Schedule 2.2 for such Property without a corresponding increase in the Net Revenue Interest thereof;
(b)the terms of all Leases to the extent that the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(c)the terms of all Material Contracts and Rights of Way including provisions for obligations, penalties, suspensions, or forfeitures contained therein, in each case, so long as the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;
(d)rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets that are (i) set forth on Schedule 4.8(a) as of the Execution Date and (ii) are triggered by the Transactions;
(e)all third Person consent requirements and similar restrictions (i) that are not applicable to the Transactions, (ii) that are Material Consents that are set forth on Schedule 4.8(b), if such consents are obtained from the appropriate Persons prior to the Closing Date, (iii) for which the appropriate time period for asserting the right to withhold or condition such consent has expired in accordance with its terms (unless (x) a dispute is pending or threatened with respect to or related to such consent or (y) such consent has been affirmatively withheld or refused by the holder thereof), (iv) that need not be satisfied prior to or in connection with a transfer of such Asset, (v) which are not Material Consents, but which are properly and timely addressed by Seller in accordance with Sections 3.11 and 3.12; or (vi) that relate solely and exclusively to Excluded Records or any other Excluded Assets held by Seller;
(f)liens for Taxes (i) not yet due and payable or (ii) if due and payable, that are being contested in good faith by appropriate actions (which actions are described and set forth on Schedule 3.3 as of the Execution Date);
(g)liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);
(h)materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);
(i)all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;
(j)to the extent not yet triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(k)easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate, result in or constitute an Unapproved Exception or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(l)rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not result in or constitute an Unapproved Exception or as would otherwise be used, owned, and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);
(m)any lien, charge, or other encumbrance which is expressly waived or assumed by Purchaser in writing or discharged by Seller, or otherwise released, in each case, at or prior to Closing;
(n)defects based solely on the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent reasonable evidence that such failure or omission has resulted in, or would reasonably be expected to result in, a superior claim of title from a third Person attributable to such matter;
(o)lack of a survey, unless a survey is required by Law;
(p)any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease that is identified on Exhibit A-1 being held by production (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;
(q)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership and/or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date or as such Asset would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Asset and located in the same geographic area as such Asset(s), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(r)defects based solely on assertions that Seller’s, Seller’s Representatives’ or the applicable operator’s files lack any information (including title opinions), or defects based solely on the inability to locate an unrecorded instrument of which Purchaser has actual notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller, if no claim has been made under such unrecorded instruments within the last ten (10) years;
(s)defects based solely on a lack of evidence of the proper authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence that such matter has resulted in or would be reasonably expected to result in, a superior claim of title from a third Person attributable to such matter;
(t)any matter that has been cured, released or waived by any applicable Law of limitation or prescription, including adverse possession and/or the doctrine of laches which has existed for more than twenty-five (25) years and for which no reasonable evidence shows that another Person has asserted a superior claim of title to the applicable Assets;
(u)unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);
(v)any depth severances with respect to any Lease that do not (i) affect the Target Interval, (ii) the Applicable Depths or (iii) individually or in the aggregate, result in or constitute an Unapproved Exception;
(w)calls on Hydrocarbon production under existing Material Contracts;
(x)maintenance of uniform interest provisions (i) contained in any Contract or (ii) contained in any Lease to the extent a breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;
(y)defects arising solely from a change in applicable Laws after the Execution Date;
(z)production payments that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to a third Person’s superior claim of title to the applicable Asset(s);
(aa)defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well contained in one or more Units and that crosses more than one Lease or tract, to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority, (ii) the allocation of Hydrocarbons produced from or allocated to such Well among such Lease(s) or tract(s) is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its applicable proportionate share of production and (iii) none of Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;
(bb)    any lien, obligation, burden, or defect that affects only which Person (other than Seller of any of its Affiliates) has the right to receive payments with respect to Royalties with respect to any Property (rather than the amount of such Royalties on the applicable Property) and that does not affect the validity of the Seller’s interest in such underlying Property;
(cc)    defects based solely on Seller’s failure to have a title opinion or title insurance policy on any Property;
(dd)    any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease or (iii) the failure of Exhibit A-1, Exhibit A-2 or Schedule 2.2 to reflect any Lease where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, except, in each case, to the extent Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;
(ee)    lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a Well Location, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same would not, individually or in the aggregate, result in or constitute an Unapproved Exception;
(ff)    defects arising solely from a discrepancy between the deeded and surveyed acreage with respect to any Lease;
(gg)    the terms and conditions of this Agreement;
(hh)    any other liens, charges, encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, result in or constitute an Unapproved Exception and (ii) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties that are similar to the Assets;
(ii)    any matters expressly identified and set forth on Schedule 3.3 as of the Execution Date;
(jj)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more unless Purchaser provides affirmative evidence that such probate proceedings or lack thereof results in another Person’s superior claim of title to the relevant Asset; and
(kk)    defects arising from any encumbrance created under deeds of trust, mortgages and similar instruments by the lessor under a Lease, which encumbrance has not been subordinated to the lessee’s interest and for which a reasonably prudent lessee would not customarily seek a subordination of such encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the applicable Lease and, in each case, excluding any such encumbrance if a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee or trustee thereunder.
3.4Environmental Matters.
(a)[Intentionally Omitted].
(b)[Intentionally Omitted].
(c)Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT,

SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PROVIDED SELLER HAS SUBSTANTIALLY COMPLIED WITH ITS ACCESS RELATED OBLIGATIONS CONTAINED IN THIS AGREEMENT PURCHASER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.
3.5Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, event or circumstance with respect to all or any portion of any of the Assets that causes such Asset(s) (or Seller, with respect to such Asset(s)) to be in violation of any Environmental Law or not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Law or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, (ii) the presence of NORM or asbestos, as described in Section 3.4(c), other than with respect to the presence of NORM or asbestos in quantities that presently require remediation or abatement under Environmental Law, or (iii) the matters that are disclosed on Schedule 3.5 as of the Execution Date.
3.6Notice of Breach of the Special Warranty.
(a)To assert a claim for a breach of a Special Warranty, Purchaser must deliver a defect claim notice or notices (each, a “SWT Claim Notice”) to Seller on or before 5:00 p.m. local time in Houston, Texas, on the SWT Claim Date. Each such SWT Claim Notice shall be in writing and shall include:
(i)a description of the alleged breach of the Special Warranty;
(ii)the Property(ies) affected thereby (each, a “SWT Property”);
(iii)the Allocated Value of the SWT Property(ies) subject to the alleged breach of the Special Warranty;
(iv)to the extent in Purchaser’s possession or control, copies of supporting documents reasonably sufficient for Seller (as well as any attorney or examiner hired by Seller) to evaluate the alleged breach of the Special Warranty (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and
(v)Purchaser’s good faith estimate of the SWT Amount attributable to such alleged breach of the Special Warranty and the computations (calculated in accordance with Section 3.9) and information upon which Purchaser’s estimate is based; provided, in the case that only a portion of a Property is affected by the alleged breach of the Special Warranty, Purchaser’s good faith estimate of the

SWT Amount shall reflect only the portion of such Property so affected using the corresponding portion of the Allocated Value for such Property.
Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any SWT Claim Notice to include any of the information or documentation identified or described in Section 3.6(a)(i) through Section 3.6(a)(v) above shall not render such SWT Claim Notice void or ineffective so long as such SWT Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable breach of the Special Warranty and SWT Amount(s) asserted therein.
SUBJECT TO, AND WITHOUT LIMITATION OF, THE TITLE MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO).
(b)[Intentionally Omitted].
(c)SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO).
(d)[Intentionally Omitted].
3.7[Intentionally Omitted].
3.8Adjustment for Title Defects and Benefits and Environmental Defects.
(a)[Intentionally Omitted].
(b)[Intentionally Omitted].
(c)[Intentionally Omitted].
(d)[Intentionally Omitted].
(e)[Intentionally Omitted].
(f)[Intentionally Omitted].
(g)SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, THE TITLE MATTERS, THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED IN THIS AGREEMENT), (X) THIS ARTICLE 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OTHERWISE BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER

DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (Y) EXCEPT AS PROVIDED IN SECTION 3.6(a) AND SECTION 3.6(c), BUT SUBJECT TO THE FOREGOING TERMS OF THIS SECTION 3.8(g), PURCHASER OTHERWISE RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.
3.9Calculation of SWT Amounts.
(a)The “SWT Amount” resulting from a breach of the Special Warranty shall be determined as follows:
(i)if Purchaser and Seller agree in writing upon the SWT Amount, that amount shall be the SWT Amount;
(ii)if the breach of the Special Warranty is a lien, encumbrance, or other charge which is liquidated in amount, then the SWT Amount shall be the amount necessary to be paid to remove the breach of the Special Warranty from Seller’s interest in the affected Property;
(iii)if (x) the breach of the Special Warranty represents a discrepancy between (A) Seller’s aggregate Net Revenue Interest for any Subject Well and (B) the Net Revenue Interest stated in Schedule 2.2 for such Subject Well, and (y) there is a proportionate decrease in Seller’s Working Interest ownership, as applicable, for such applicable Subject Well from that set forth in Schedule 2.2 for such Subject Well, then the SWT Amount shall be the product of the Allocated Value of such Subject Well multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such Subject Well and the denominator of which is Seller’s Net Revenue Interest stated in Schedule 2.2 for such Subject Well; provided, however, that if the breach of the Special Warranty does not affect such Subject Well throughout its entire productive life, the SWT Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;
(iv)if the breach of the Special Warranty represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), or (iii) of this Section 3.9(a), the SWT Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the breach of the Special Warranty, the legal effect of the breach of the Special Warranty, the potential discounted economic effect of the breach of the Special Warranty over the productive life of the affected Property, the values placed upon the breach of the Special Warranty by Purchaser and Seller, the age of the factual matters causing or constituting the alleged breach of the Special Warranty, the probability that title failure will occur with respect to any breach of the Special Warranty that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(v)the SWT Amount with respect to a breach of the Special Warranty shall be determined without duplication of any costs or losses included in another SWT Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and
(vi)notwithstanding anything to the contrary in this Article 3:
(A)[Intentionally Omitted];
(B)except with respect to a breach of the Special Warranty described in Section 3.9(a)(ii), the aggregate SWT Amounts attributable to the effects of all breaches of the Special Warranty upon any given Property shall not exceed the Allocated Value of such Property; and
(C)[Intentionally Omitted].
(b)[Intentionally Omitted].
(c)[Intentionally Omitted].
3.10Dispute Resolution.
(a)With respect to any dispute regarding a breach of the Special Warranties (a “Disputed Matter”), prior to the end of the SWT Claim Date, either Party may notify the other Party of its election to submit all remaining Disputed Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.
(b)[Intentionally Omitted].
(c)In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determinations, the Title Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator, are necessary or helpful to make a proper determination. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed breach(es) of the Special Warranty submitted by Purchaser and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, and Seller shall be responsible for the remaining one-

half of the costs and expenses. The Title Arbitrator may not award Purchaser a greater SWT Amount than the SWT Amount claimed by Purchaser in its applicable SWT Claim Notice.
3.11Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (but in any event no later than five (5) Business Days following the Execution Date) (to the extent Seller has not already done so prior to the Execution Date), Seller shall (a) prepare and send (i) notices to the holders of any Consents (including, for purposes of clarity, the Material Consents and all other consents and similar rights that are set forth on Schedule 4.8(b)) requesting the consent of each such Person to the Transactions (or a waiver of such Consent right) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are applicable to or triggered by any of the Transactions (including, for purposes of clarity, those set forth on Schedule 4.8(a)) in compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Purchaser and (b) provide Purchaser with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 3.11. Seller shall use commercially reasonable efforts to obtain all such Consents and similar approvals (or waivers thereof) and waivers of all preferential rights and other similar rights that have not been obtained prior to the Execution Date; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the required Consents and waivers. Upon receipt of Seller’s written request, Purchaser shall use commercially reasonable efforts to cooperate in good faith with Seller in seeking to obtain any and all such Consents and waivers; provided, however, that Purchaser shall not be obligated to spend any monies or undertake any obligations (other than requesting such Consents and waivers) in connection therewith. Seller covenants and agrees that it shall promptly provide written notice to Purchaser after becoming aware of any actual or threatened dispute, disagreement or proceeding affecting or with respect to any Consent, preferential rights and other similar rights affecting or relating to the Transactions.
3.12Consent Requirements.
(a)Subject to, and without limitation of, Section 3.12(c), unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Attached as Schedule 3.12 is a list of each Material Consent which has not been satisfied or waived (or that is otherwise subject to an actual or threatened dispute).
(b)In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, the Parties shall, until the date of the final adjustment to the Unadjusted Purchase Price under Sections 8.4(b) and/or 8.4(c), as applicable (the “Final Adjustment Date”), use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent (or waiver thereof), and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, neither Party shall be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b) in connection with obtaining (or attempting to obtain) any such Material Consent (or a waiver thereof).
(c)With respect to the Assets identified on Schedule 3.12, (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Property, and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Preferred Value; (iii) such Property shall be deemed to be deleted from Exhibit A-1, Exhibit A-2 and/or Exhibit A-3 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. The Parties shall use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and if any such Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.3(b) is subsequently satisfied (or waived) prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Material Consent requirement is satisfied (or waived), convey the applicable Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), at its sole discretion and election, (x) pay the amount of any previous deduction from the Unadjusted Purchase Price to Seller in cash, or (y) issue to Seller an amount of Purchaser Preferred Stock equal to the reduction in the Preferred Stock Consideration received at Closing by Seller due to such unobtained Material Consent, in each case, with such valuation and payment or issuance, as applicable, being subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder.
(d)Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3 with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, shall be accounted for pursuant to this Section 3.12.
3.13[Intentionally Omitted].
3.14[Intentionally Omitted].
3.15[Intentionally Omitted].
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Each Seller Party represents and warrants to Purchaser, on a joint and several basis, the following as of the Execution Date:
4.1Seller.
(a)Each Seller Party is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with the power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.
(b)Each Seller Party has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c)The execution, delivery and performance of this Agreement and each other Transaction Agreement to which Seller is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement and each other Transaction Agreement to which Seller is a party have been duly executed and delivered by Seller, and this Agreement and each other Transaction Agreement to which Seller is a party constitute the valid and binding obligations of Seller, in each case, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of formation or the limited liability company agreement or limited partnership agreement, as applicable, of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or any of its Affiliates is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or any of its Affiliates as a party in interest, or (iv) violate any Laws applicable to Seller or any of its Affiliates, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Seller Material Adverse Effect.
4.2Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets or Seller’s ownership or use of the Assets; (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement; and (c) none of Seller, its Affiliates or the Assets are subject to any material outstanding judgments, writs, orders, injunctions or decrees issued, made, entered or rendered by any Governmental Authority; provided that Seller makes no representation or warranty in this clause (c) as to any judgments, orders, writs, rules, injunctions or decrees which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.
4.3Taxes and Assessments. Except as disclosed on Schedule 4.3:
(a)all material Asset Taxes that have become due and payable by Seller or any of its Affiliates (whether or not shown on a Tax Return) have been duly and timely paid, and all Tax Returns required to be filed by Seller or any of its Affiliates with respect to such Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects;
(b)all withholding Tax requirements imposed on or with respect to the Assets have been satisfied in all material respects;
(c)there are no liens (other than liens for current period Taxes not yet due and payable) on any of the Assets attributable to unpaid Taxes;
(d)there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax;
(e)no extension of time within which to file any Tax Return with respect to Asset Taxes is currently in effect;

(f)no audit, litigation or other proceeding with respect to Asset Taxes has been commenced by any Governmental Authority or is presently pending, and neither Seller nor any of its Affiliates has received written notice of any pending claim against it from any applicable Governmental Authority for assessment of such Taxes and, to Seller’s knowledge, no such claim has been threatened;
(g)none of the Assets is subject to any Tax partnership agreement or is otherwise required to be treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute; and
(h)[Intentionally Omitted].
4.4Compliance with Laws. Except with respect to (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), and (iii) except as disclosed on Schedule 4.4, Seller’s and its Affiliates’ ownership of the Assets (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties during Seller’s period of ownership) is and has been in substantial compliance with all applicable Laws in all material respects.
4.5Material Contracts. Schedule 4.5 sets forth a true, complete and accurate list of all Material Contracts as of the Execution Date (including any and all amendments and supplements thereto (and all currently applicable written waivers of any of the terms thereof)). None of Seller or any of its Affiliates or, to Seller’s knowledge, any other Person, is in material breach of or material default under any Material Contract except as disclosed on Schedule 4.5. To Seller’s knowledge, all Material Contracts are in full force and effect and constitute legal and binding obligations of Seller and/or its applicable Affiliate(s). Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller or any of its Affiliates under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller or any of its Affiliates of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts to which Purchaser is not a party (either as a named party or as a successor or assign of a named party) (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.
4.6Payments for Production. Neither Seller nor any of its Affiliates is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Exhibit A-1, Exhibit A-2 or Schedule 2.2, minimum throughput commitments covered by Section 4.22, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.
4.7Imbalances. Except as set forth on Schedule 4.7 and to Seller’s knowledge, as of the date set forth on Schedule 4.7, none of Seller or any of its Affiliates has, and its and their interests in the Assets are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated to the Properties.
4.8Consents and Preferential Purchase Rights.
(a)Except as set forth on Schedule 4.8(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag-along rights, drag-along rights or similar rights which, in each case, may be applicable to the direct sale or transfer of any right, title or interest in or to any of the Assets by Seller or any of its Affiliates as contemplated by this Agreement.
(b)Except as set forth on Schedule 4.8(b) and except for consents and approvals of Governmental Authorities that are customarily obtained after Closing, there are no Material Consents which may be applicable to the direct sale or transfer of any right, title or interest in and to any of the Assets by Seller or any of its Affiliates as contemplated by this Agreement.
(c)Except for Material Consents and consents and approvals of Governmental Authorities that are customarily obtained after Closing, to Seller’s knowledge, Schedule 4.8(c) sets forth all approvals, consents, ratifications, waivers or other authorizations (including from any Governmental Authority) from, or permits of, or filings with, or notifications to any Person that is required to be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the Transactions (each, a “Consent”).
4.9Liability for Brokers’ Fees. None of Purchaser or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
4.10Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (whether by Seller, any of its Affiliates or a third Person). Neither Seller nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.
4.11Wells and Equipment. Except as set forth on Schedule 4.11:
(a)all Wells have been drilled and completed within the limits permitted by all applicable Leases and Contracts and no Well is subject to penalties on allowables with regard to time periods after the Effective Date because of any overproduction or any other violation of Laws;
(b)to Seller’s knowledge, all currently producing Wells (and related Equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and
(c)the Properties do not contain any Equipment, dry holes, or shut in or otherwise inactive wells that Seller, its Affiliates (or in the case of Properties operated by a Third Party operator, such Third Party operator) is currently obligated by applicable Law to plug, dismantle or abandon, other than wells that have been plugged and abandoned in accordance with all applicable Laws.
provided, however, that, with respect to Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.11 are limited to the knowledge of Seller.
4.12Non-Consent Operations. Except as set forth on Schedule 4.12, Exhibit A-2 or Schedule 2.2, none of Seller or any of its Affiliates has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s or its Affiliates’ interests in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.13Outstanding Capital Commitments; Payout Balances.
(a)Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of One Hundred Thousand Dollars ($100,000), net to the interest of Seller.
(b)To Seller’s knowledge, as of the Execution Date, the payout balance for each Well that has not reached payout status is reflected in all material respects in Schedule 4.13 as of the respective dates shown thereon.
4.14Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.
4.15Environmental. Except as set forth in Schedule 4.15:
(a)To Seller’s knowledge, the Assets are in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws);
(b)To Seller’s knowledge, during the past twelve (12) months, there has been no release of Hazardous Substances on or from the Assets, for which there are material investigative or remediation obligations under Environmental Laws and for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws;
(c)To Seller’s knowledge, Seller has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all permits, certificates, licenses, approvals, and authorizations under applicable Environmental Laws required or necessary for its ownership of the Assets as currently owned by Seller (the “Environmental Permits”), in all material respects, and no written notice of violation of the terms of such permits, certificate, licenses, approvals, and authorizations has been received by Seller or its Affiliates or, to Seller’s knowledge any third-party operator, the resolution of which is outstanding as of the Execution Date;
(d)Neither Seller nor any of its Affiliates has entered into, and to Seller’s knowledge, no third-party operator has entered into and the Assets are not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use, ownership or operation of any of the Assets;
(e)Neither Seller nor any of its Affiliates, and to Seller’s knowledge, no third-party operator, has received written notice from any Person of (i) any material violation of, alleged material violation of or material non-compliance with any Environmental Laws relating to the Assets or (ii) any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets, in each case, that has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller or its Affiliates, and to Seller’s knowledge any third-party operator, has no further material obligations outstanding; and
(f)Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates or that are otherwise in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date.
(g)This Section 4.15 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets (or the Assets’ compliance with Environmental Law) or Seller’s compliance with, or violation of, Environmental Laws regarding the Assets.
4.16Permits. Other than with respect to Environmental Laws and Environmental Permits (which are handled in Section 4.15), Seller or its Affiliates has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Laws required or necessary for such Person’s and its applicable Affiliates’ ownership of the Assets as currently owned (together with the Environmental Permits, collectively, the “Permits”) and no written notice of violation of the terms of such Permits (other than the Environmental Permits) has been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, the resolution of which is outstanding as of the Execution Date.
4.17Leases.
(a)(i) Schedule 4.17(a) sets forth the expiration dates of the primary terms for each Lease with a primary term that will expire prior to October 31, 2023 or in the twelve (12) month period immediately following October 31, 2023; and (ii) the fee minerals underlying the Leases identified on Schedule 4.17(a) are included in the Assets.
(b)Except as set forth on Schedule 4.17(b), there are currently pending no written requests or written notices or demands that have been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, alleging (i) that any payment required under the Leases has not been paid or Seller, any of its Affiliates, or any third-party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.
(c)Except as set forth on Schedule 4.17(c), neither Seller nor any Affiliate of Seller has received and, to Seller’s knowledge, no third-party operator of the Assets has received, from any other party to any Lease, any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred and that such event constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.
(d)Except as set forth on Schedule 4.17(d), to Seller’s knowledge, none of the Leases is subject to (i) any unfulfilled obligations to drill any commitment wells within the six (6) month period immediately following October 31, 2023 or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the six (6) month period immediately following October 31, 2023 in order to continue such Lease in force and effect after the primary term thereof.
(e)Schedule 4.17(e) sets forth, to Seller’s knowledge, those Leases that are currently being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.
(f)All Royalties, rentals, lease payments and other payments due and payable by Seller or any of its Affiliates and, to Seller’s knowledge, payable by any third party operators of the Assets, to royalty holders, overriding royalty holders and other interest owners under or with respect to any of the Assets and any Hydrocarbons produced therefrom, measured thereby or attributable thereto (including working interest amounts), in all material respects have been properly and timely paid (or constitute (i) with respect to such payments due and payable by Seller or any of its Affiliates, Suspense Funds that are identified on Schedule 4.20, or (ii) with respect to such payments payable by any third party operators of the Assets, suspense funds held by such third party operators).
4.18Credit Support. Schedule 4.18 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates in support of the obligations of Seller and its Affiliates to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).
4.19Insurance. To Seller’s knowledge, (a) Schedule 4.19(a) sets forth a true and correct list of all insurance policies maintained by or for the benefit (in each case, directly or indirectly) of Seller or its Affiliates with respect to the Assets (excluding insurance policies maintained by the operator of the Assets for the joint account), (b) all premiums due on such insurance policies have either been paid or, if not yet due, accrued, and (c) all such insurance policies are in full force and effect and enforceable in accordance with their terms. Neither Seller nor any of its Affiliates has received any written notice of cancellation, termination or non-renewal of any insurance policy or refusal of coverage under any insurance policy. Schedule 4.19(b) sets forth a list of all pending insurance claims of Seller or its Affiliates with respect to the Assets.
4.20Suspense Funds. Schedule 4.20 sets forth a true, complete and accurate list, as of the date set forth on Schedule 4.20, of all Suspense Funds held by Seller or any of its Affiliates that are attributable to the Assets, which includes, to Seller’s knowledge, with respect to all such Suspense Funds, (a) the amount and value of such Suspense Funds, (b) a description of the source of such funds (including, if applicable, the applicable Property name), (c) the reason such funds are being held in suspense and (d) the name or the names of the Person(s) claiming such funds or to whom such funds are owed. To Seller’s Knowledge, as of the Execution Date, no share of Hydrocarbon proceeds attributable to Seller’s interest in the Assets to which any such Person is entitled is currently being held in suspense by the applicable third-party operator or payor thereof.
4.21Rights of Way; Personal Property.
(a)Except as set forth on Schedule 4.21(a), (i) neither Seller nor any of its Affiliates is in material breach of or in material default under any Rights of Way; and (ii) the Rights of Way are sufficient in all material respects for the ownership of the Assets, as currently conducted by Seller and its Affiliates.
(b)Seller has good and valid title to the personal property included in the Assets, and all equipment, machinery, tools, fixtures and other tangible personal property and improvements included in the Assets, in each case, free and clear of all liens, other than Permitted Encumbrances. To Seller’s knowledge, all mechanical and other systems and material facilities included in and located on the Assets (in each case) are in adequate operating condition and repair, in all material respects, sufficient to conduct the business for which the Assets are held and/or owned by Seller, as currently held and/or owned by Seller, ordinary wear and tear excepted.
4.22Dedications; Minimum Volume Commitments.
(a)None of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of

Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.
(b)Except as set forth on Schedule 4.22, none of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.
4.23Condemnation. As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.
4.24[Intentionally Omitted].
4.25Investment Representations.
(a)Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Common Stock and Purchaser Preferred Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.
(b)Any distribution by Seller of shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Common Stock or Purchaser Preferred Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
(c)Seller acknowledges and understands (i) that the Purchaser and its Affiliates and advisors possess material nonpublic information regarding Purchaser not known to Seller that may impact the value of the Stock Consideration (the “Information”), and (ii) that Purchaser is not disclosing the Information to Seller. Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between the Purchaser and its advisors, on the one hand, and the Seller, on the other hand. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Seller agrees that none of Purchaser, its Affiliates and its and their principals, stockholders, partners, employees and agents shall have any liability to Seller, its Affiliates and its and their principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever, due to or in connection with Purchaser’s use or non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Purchaser to disclose the Information.
4.26[Intentionally Omitted].
4.27Sufficiency of Assets. The Assets constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real, personal or mixed, tangible, or intangible, that are used or necessary to conduct the business of Seller and its Affiliates with respect to the Assets as currently held and/or owned by Seller and its Affiliates.
4.28[Intentionally Omitted].
4.29[Intentionally Omitted].
4.30[Intentionally Omitted].
4.31[Intentionally Omitted].
4.32[Intentionally Omitted].
4.33[Intentionally Omitted].
4.34[Intentionally Omitted].
4.35[Intentionally Omitted].
4.36Limitations.
(a)Subject to, and without limitation of, Purchaser’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Seller set forth in this Article 4, the Assignment and Bill of Sale, the special warranty of title in the Mineral Deed and the terms and provisions of the other Transaction Agreements, (i) Seller makes no other representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, advisor or other Representative of Seller or any member of Seller Group).
(b)SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF

ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT ON THE EXECUTION DATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
(c)Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect. The Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Seller Disclosure Schedules.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller the following as of the Execution Date:
5.1Existence and Qualification. Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the state of Delaware.

5.2Power. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.
5.3Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement and each other Transaction Agreement to which Purchaser is a party have been duly executed and delivered by Purchaser, and this Agreement and each other Transaction Agreement to which Purchaser is a party constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.4No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions, will not (a) violate any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any material lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest in any material respect or (d) violate any Law applicable to Purchaser in any material respect.
5.5Consents, Approvals or Waivers. Except (a) as required in connection with the listing of the shares of Purchaser Common Stock constituting the Stock Consideration and Conversion Shares (as defined in the Certificate of Designations) on the NYSE, (b) Stockholder Approval with respect to the issuance of the Conversion Shares (as defined in the Certificate of Designations), and (c) for any consent or approval of Governmental Authorities customarily obtained after Closing and assuming that Seller obtains all relevant consents to assignment or approvals it is required to obtain in connection with the Transactions contemplated hereby, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person. Without limitation of the foregoing, the consummation of the Transactions, including the issuance by Purchaser of the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration, do not and will not require any vote or approval of holders of shares of Purchaser Common Stock under applicable Law, the rules and regulations of the NYSE or the certificate of incorporation or bylaws of Purchaser, except for the Stockholder Approval.
5.6Valid Issuance. At the Closing, the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, and such Purchaser Common Stock and Purchaser Preferred Stock will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and pursuant to the Investor Agreement, (ii) with respect to the Purchaser Preferred Stock, restrictions on conversion subject to the Stockholder Approval and (iii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such shares of Purchaser Common Stock and Purchaser Preferred Stock will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. On the Execution Date and at the Closing Purchaser has sufficient shares of Purchaser Common Stock and Purchaser Preferred Stock that are authorized, unissued and not reserved for any other purpose to issue the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration.

5.7Capitalization. Except as set forth on Schedule 5.7:
(a)As of the Execution Date, the authorized capital stock of Purchaser consists solely of (i) 80,000,000 shares of Purchaser Common Stock, of which 35,423,013 shares are issued and outstanding and (ii) 50,000,000 shares of Purchaser Preferred Stock, of which 595,104 shares are issued and outstanding.
(b)All of the issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock are duly authorized and have been validly issued in accordance with the certificate of incorporation and bylaws of Purchaser, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.
(c)Except as set forth in the SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interest in Purchaser, and no securities or obligations evidencing such rights authorized, issued or outstanding.
(d)Purchaser does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
5.8SEC Documents, Financial Statements, No Liabilities.
(a)Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2022 under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and subject, in the case of interim financial statements, to normal year-end adjustments), (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Purchaser as of the dates and for the periods indicated thereon, and (vi) in the case of the Financial Statements, have been prepared in a manner consistent with the books and records of Purchaser and its subsidiaries. Since December 31, 2022, Purchaser has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law (and except to the extent any such financial statements have been corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date). The books and records of Purchaser and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)There are no liabilities in any material respect of or with respect to Purchaser that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Purchaser as of June 30, 2023, (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023, (iii) any obligations or liabilities arising under or pursuant to or that are otherwise assumed by Purchaser pursuant to this Agreement or any other Transaction Agreement, or (iv) fees and expenses paid or incurred in connection with the Transactions.
5.9Internal Controls; NYSE Listing Matters.
(a)Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.
(b)Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.
(c)Since December 31, 2022, (i) Purchaser has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, (ii) Purchaser has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, and (iii) there have been no changes in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.
(d)As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.
(e)Purchaser is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Purchaser.
(f)The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Purchaser has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser has been issued and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act or the listing of the Purchaser Common Stock on the NYSE.
5.10Absence of Certain Changes. Since December 31, 2022, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
5.11Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed prior to the Execution Date, (a) Purchaser is, and during the past two (2) years has been, in compliance with all applicable Laws in all material respects, (b) Purchaser has not received written notice of any material violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential material non-compliance with any Law.
5.12Litigation.
(a)Except as to specific matters disclosed in the SEC Documents filed or furnished prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there are no material actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries.
(b)There are no material actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries.
5.13Investment Company. Purchaser is not, and immediately after the consummation of the transactions contemplated hereby, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.14Form S-3. As of the Execution Date, Purchaser is eligible to register the shares of Purchaser Common Stock constituting the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.
5.15Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) it has completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, the Mineral Deed or any other Transaction Agreement, and without limitation of Purchaser’s remedies for Fraud, Purchaser acknowledges that there are no other representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the foregoing, Purchaser has otherwise relied solely upon its own independent investigation, verification, analysis, and evaluation and the terms of this Agreement and the other Transaction Agreements. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.
5.16Liability for Brokers’ Fees. None of Seller or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.
5.17Qualification; Bonding. Without limiting Section 12.4, Purchaser is qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Subject to the accuracy of Seller’s representations and warranties in Section 4.18, and without limitation of Section 12.4, Purchaser has posted such Credit Support, and provided such evidence of such Credit Support, in accordance with Section 12.4.
5.18Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Neither Purchaser nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.
5.19[Intentionally Omitted].
5.20Limitations.
(a)Subject to, and without limitation of, Seller’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Purchaser set forth in this Article 5, the Assignment and Bill of Sale and the terms and provisions of the other Transaction Agreements, (i) Purchaser makes no other representations or warranties, express or implied, and (ii) Purchaser expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Seller by any officer, director, employee, agent, consultant, advisor or other Representative of Purchaser or any member of Purchaser Group).
(b)Inclusion of a matter on any of the Schedules which are referenced in this Article 5 (such Schedules, the “Purchaser Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Purchaser Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Purchaser Material Adverse Effect. The Purchaser Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Purchaser Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Purchaser Disclosure Schedules.

ARTICLE 6
COVENANTS OF THE PARTIES
6.1[Intentionally Omitted].
6.2[Intentionally Omitted].
6.3Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) with respect to a press release or disclosure by Purchaser, after Purchaser has, if and to the extent reasonably practicable, provided Seller with the opportunity to review and provide comments to any such proposed press release or disclosure (which comments shall, if and to the extent reasonably practicable, be considered in good faith by Purchaser), (ii) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, or (iv) to such Party’s investors and members, and current or prospective financing sources, including Seller’s or its Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information. Seller and Purchaser shall each be liable for the non-compliance of its respective Affiliates with the terms of this Section 6.3. The Parties agree that neither Purchaser nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.
6.4[Intentionally Omitted].
6.5[Intentionally Omitted].
6.6Regulatory Approvals. Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to take, or cause to be taken, promptly any actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Party in doing, any things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
6.7Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
6.8[Intentionally Omitted].
6.9NYSE Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock constituting the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Purchaser shall use reasonable best efforts to cause the

Conversion Shares (as defined in the Certificate of Designations) to be approved for listing on the NYSE, subject to official notice of issuance, upon obtaining Stockholder Approval.
6.10Stockholder Approval. Purchaser shall use reasonable best efforts to obtain Stockholder Approval at its next annual meeting of Purchaser stockholders.
6.11[Intentionally Omitted].
6.12[Intentionally Omitted].
6.13Financial Information.
(a)On or prior to the signing of this Agreement, Seller has provided Purchaser with the following:
(i)the audited combined balance sheet of PEOF Dropkick, PEP HPP Dropkick SPV LLC, HPP Acorn SPV LLC, and PEP HPP Jubilee SPV LLC as of both December 31, 2021 and December 31, 2022, and related combined statements of operations, cash flows and changes in members’ equity, together with all related notes thereto and accompanied by reports thereon of the Audit Firm (as defined below), in each case, in accordance with GAAP consistently applied (the “Audited Financial Statements”);
(ii)reserve reports of Pickering Energy Partners, as of December 31, 2021 and December 31, 2022 covering all or substantially all of the Properties and utilizing SEC pricing that, with respect to the report delivered as of December 31, 2022, has been audited by Cawley, Gillespie & Associates, Inc. or another nationally recognized petroleum engineering consultant of Seller (the “Reserve Engineer” and such report, the “Initial Reserve Reports”); and
(iii)condensed combined unaudited balance sheets of PEOF Dropkick, PEP HPP Dropkick SPV LLC, HPP Acorn SPV LLC, and PEP HPP Jubilee SPV LLC as of both December 31, 2022 and September 30, 2023 and the related statements of operations and cash flows for the nine (9) month period then ended, in each case, in accordance with GAAP consistently applied, with the balance sheets being compared against the prior period’s year-end figures (e.g., December 31, 2022) and statements of operations, statements of changes in members’ equity, and statements of cash flows being compared against the figures from the same nine-month period in the prior year (e.g., September 30, 2022) (the “Nine-Month Interim Financials”).
(b)From and after the date hereof, Seller shall use:
(i)commercially reasonable efforts to cause the external audit firm that audits the Audited Financial Statements (the “Audit Firm”) to cooperate with Purchaser and its Representatives to cause the Audited Financial Statements to comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act; provided, however, that, upon reasonable request by Purchaser, Seller shall use commercially reasonable efforts to provide or cause to be provided information not included in the Audited Financial Statements that may be necessary for the preparation by Purchaser of any pro forma financial information;
(ii)commercially reasonable efforts to prepare or cause to be prepared a reserve report of Seller as of December 31, 2023, covering all or substantially all of the Properties and utilizing SEC pricing and prepared consistently with the Initial Reserve Reports (the “2023 Reserve Report”);
(iii)commercially reasonable efforts to prepare or cause to be prepared the audited combined balance sheet of PEOF Dropkick, PEP HPP Dropkick SPV LLC, HPP Acorn SPV LLC, and PEP HPP Jubilee SPV LLC as of December 31, 2023 and related combined statements of operations, cash flows and changes in members’ equity, together with all related notes thereto and accompanied by reports thereon of the Audit Firm, in each case, in accordance with GAAP consistently applied (the “Audited 2023 Financial Statement”);
(iv)commercially reasonable efforts (A) in causing the Audit Firm to cooperate with Purchaser and its Representatives to cause the Nine-Month Interim Financials and Audited 2023 Financial Statement to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act and (B) to prepare or cause to be prepared an income statement of Seller for the period from January 1, 2024 through Closing in accordance with GAAP; and
(v)commercially reasonable efforts as soon as reasonably practicable after the Execution Date and in any event no later than thirty (30) days after the Closing Date, to deliver the 2023 Reserve Report to Purchaser.
(c)At Purchaser’s request, after the date of this Agreement for up to two (2) years after the Closing Date (the “Records Period”), Seller agrees to use commercially reasonable efforts to make available to Purchaser and its Affiliates and their Representatives any and all Records to the extent in Seller’s or its Affiliates’ possession or control and to which Seller’s and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Purchaser, its Affiliates and their Representatives in order to prepare financial statements in connection with Purchaser’s or its Affiliates’ debt or equity securities offerings or filings, if any, that are required by the SEC, under securities Laws applicable to Purchaser and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act, in connection with the transactions contemplated by this Agreement (the “Purchaser Financial Statements”).
(d)During the Records Period, Seller shall use commercially reasonable efforts to cause its accountants, counsel, agents and other Persons to cooperate with Purchaser and its Representatives in connection with the preparation by Purchaser of the Purchaser Financial Statements that are required to be included in any filing by Purchaser or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm and the Reserve Engineer to (i) provide its consent to be named as an expert in (A) any filings that may be made by Purchaser under the Securities Act or required by the SEC under securities laws applicable to Purchaser or any report required to be filed by Purchaser under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum or (ii) provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period. If reasonably requested, Seller shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.
(e)In no event shall Seller or any of its Affiliates or Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to this Section 6.13(a) through (d); provided, however, the Parties agree that all costs and expenses associated with the preparation of the 2023 Reserve Report pursuant to Section 6.13(b)(ii) and the Audited 2023 Financial Statement pursuant to Section 6.13(b)(iii) shall be borne equally by Seller and Purchaser. Purchaser shall be responsible for all other fees and expenses related to the actions contemplated by Section 6.13(a) through (d), including the compensation of any contractor or advisor of Seller or any of its Affiliates or Representatives. Accordingly, notwithstanding anything to the contrary herein, Purchaser shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor of Seller or any of its Affiliates or Representatives) incurred in connection with the cooperation of Seller as contemplated by this Section 6.13. Further, Purchaser shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Seller and its Affiliates and Representatives under Section 6.13(a) through (d) (other than to the extent resulting from the fraud, gross negligence, bad faith or willful misconduct of Seller or any of its Affiliates or Representatives).
6.14Further Actions. Subject to the terms of this Agreement, and without limitation of each Party’s respective rights and remedies under this Agreement, each Party shall use commercially reasonable efforts to take such actions as may be necessary to consummate the transactions contemplated by this Agreement.
6.15[Intentionally Omitted].
ARTICLE 7
[INTENTIONALLY OMITTED]
ARTICLE 8
CLOSING
8.1Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Latham & Watkins LLP located at 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., local time, on the Execution Date. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.
8.2Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(b)Counterparts of the Mineral Deed, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(c)[Intentionally Omitted];
(d)[Intentionally Omitted];
(e)Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(f)Letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser;
(g)[Intentionally Omitted];
(h)A validly executed IRS Form W-9 of each Seller Party;
(i)[Intentionally Omitted];
(j)Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;
(k)Originals of executed and acknowledged releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets (including, for purposes of clarity, UCC-3s) to the extent securing indebtedness for borrowed money of the Seller or its Affiliates, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;
(l)A counterpart of the Registration Rights Agreement, duly executed by Seller (or its designee(s) pursuant to Section 2.1(d), as applicable);
(m)[Intentionally Omitted];
(n)The Preliminary Settlement Statement, duly executed by Seller;
(o)[Intentionally Omitted];
(p)[Intentionally Omitted];
(q)A counterpart of the Investor Agreement, duly executed by Jubilee, PEOF Dropkick, HPP Dropkick and Acorn;
(r)[Intentionally Omitted]; and
(s)All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser, including any documents from Seller’s designee(s) pursuant to Section 2.1(d) for such designee to receive all or a portion of the Stock Consideration.
8.3Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller (or, in the case of the items specified in clauses (a) and (l) below, to Seller’s designee pursuant to Section 2.1(d), as applicable), among other things, the following:
(a)A number of shares of (i) Purchaser Common Stock equal to the Closing Common Stock and (ii) Purchaser Preferred Stock equal to the Closing Preferred Stock;

(b)[Intentionally Omitted];
(c)Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(d)Counterparts of the Mineral Deed, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(e)[Intentionally omitted];
(f)[Intentionally Omitted];
(g)Assignments in the applicable form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(h)[Intentionally Omitted];
(i)[Intentionally Omitted];
(j)Evidence of replacement of all Credit Support to the extent required pursuant to Section 12.4;
(k)Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;
(l)A counterpart of the Registration Rights Agreement, duly executed by Purchaser;
(m)The Preliminary Settlement Statement, duly executed by Purchaser;
(n)[Intentionally Omitted];
(o)[Intentionally Omitted];
(p)A counterpart of the Investor Agreement, duly executed by Purchaser; and
(q)All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
8.4Closing Payment, Closing Consideration and Post-Closing Adjustments.
(a)Attached hereto as Schedule 8.4 is the preliminary settlement statement the Parties agree to use for purposes of Closing (the “Preliminary Settlement Statement”) which sets forth the adjusted Purchase Price for the Assets as of the Closing Date, after giving effect to all adjustments set forth in Section 2.3 (the “Closing Payment”). In addition to setting forth the Closing Payment amount, the Preliminary Settlement Statement also reflects Seller’s good faith estimations of the Stock Consideration to be issued to Seller at Closing pursuant to this Agreement, with such estimates being determined in accordance with Section 2.6 and as follows:
(i)The Preferred Stock Consideration to be issued to Seller at Closing (the “Closing Preferred Stock”) shall be adjusted as follows: in the event that the net adjustments to the Purchase

Price estimated pursuant to Section 8.4(a) are negative, by subtracting a number of shares of Purchaser Preferred Stock equal to such downward adjustment divided by the Per Share Preferred Value. For the avoidance of doubt, the adjustments set forth in this Section 8.4(a)(i) shall be rounded up or down (as appropriate) to result in a whole number of shares of Purchaser Preferred Stock based on the Per Share Preferred Value.
(ii)The Common Stock Consideration to be issued to Seller at Closing (the “Closing Common Stock” and, together with the Closing Preferred Stock, the “Closing Consideration“) shall not be adjusted. If and only if the net adjustments to the Purchase Price estimated pursuant to Section 8.4(a) are positive, then Purchaser shall pay such upward adjustment to Seller at Closing in cash, by wire transfer of immediately available funds, to a bank account identified by Seller in writing in the Preliminary Settlement Statement.
(iii)[Intentionally Omitted].
(iv)[Intentionally Omitted].
(v)[Intentionally Omitted].
(vi)For purposes of clarity, the use of the Preliminary Settlement Statement for purposes of Closing and/or Purchaser’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Purchaser’s rights hereunder (including, for purposes of clarity, Purchaser’s right to dispute any adjustment or amount set forth in the Preliminary Settlement Statement in connection with the final calculation and determination of the Purchase Price pursuant to Section 8.4(b) and/or 8.4(c), as applicable).
(b)As soon as reasonably practicable after the Closing but not later than the one hundred twentieth (120th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the adjusted Purchase Price (the “Final Settlement Statement”) and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment, and the resulting adjustments to the Stock Consideration, determined in the same manner as set forth in Section 2.6 and Section 8.4(a). Seller shall make such reasonable documentation as is in Seller’s or any of its Affiliates’ possession or control available to support the final figures set forth in the Final Settlement Statement. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such Final Settlement Statement from Seller (as such time period may be extended as described below, the “Purchaser Comment Deadline”), Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement. Seller may deliver a written report to Purchaser on or prior to the Purchaser Comment Deadline reflecting any changes that Seller proposes to be made to the Final Settlement Statement as a result of additional information received after the Final Settlement Statement was first prepared and delivered to Purchaser hereunder (and if any such written report is delivered by Seller to Purchaser on or after the date that is five (5) Business Days before the Purchaser Comment Deadline, then the Purchaser Comment Deadline will be automatically extended for five (5) Business Days). If Purchaser does not deliver such report to Seller on or before the Purchaser Comment Deadline, Purchaser shall be deemed to have agreed with Seller’s Final Settlement Statement, and such Final Settlement Statement shall become final and binding upon the Parties.
(c)The Parties shall undertake to agree on the Final Settlement Statement of the Purchase Price and Stock Consideration no later than ninety (90) days after the delivery to Purchaser of Seller’s initial Final Settlement Statement. In the event that the Parties cannot reach agreement on the final Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of KPMG LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If Purchaser and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of KPMG LLP’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the Purchaser Comment Deadline without delivery by Purchaser to Seller of any written report with respect to the Final Settlement Statement under Section 8.4(b) or (ii) the date on which the Parties or the Accounting Arbitrator, as applicable, finally determine the Purchase Price (any such finally determined amount, the “Final Price”), the Parties shall true up on such final determinations.
(i)If the Final Price exceeds the Closing Payment, then Purchaser shall pay such excess in cash, by wire transfer of immediately available funds, to a bank account identified by Seller in writing.
(ii)If the Final Price is less than the Closing Payment, then Seller shall pay such excess in cash, by wire transfer of immediately available funds, to a bank account identified by Purchaser in writing.
(d)Purchaser shall use commercially reasonable efforts to assist Seller in preparation of the Final Settlement Statement under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing (but in no event shall Purchaser be obligated to pay or incur any funds in connection with providing such assistance).
ARTICLE 9
TAX MATTERS
9.1Allocation of Taxes.
(a)Seller shall be allocated and bear (i) all Asset Taxes attributable to any Tax period ending prior to the Effective Date, and (ii) all Asset Taxes attributable to the portion of any Straddle Period ending immediately prior to the Effective Date; provided, however, with respect to both clauses (i) and (ii), that Purchaser shall be allocated and bear Asset Taxes associated with the Hydrocarbons produced from, or attributable to, the Properties for the period up to but excluding the Effective Date, if the amount earned from the sale is not received by Seller prior to the Cut-Off Date. Purchaser shall be allocated and bear (A) all Asset Taxes attributable to any Tax period beginning on or after the Effective Date, and (B) all Asset

Taxes attributable to the portion of any Straddle Period beginning on the Effective Date; provided, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of any such Taxes that consist of penalties, interest or additions to tax to the extent attributable to a breach by Seller of the representations set forth in Section 4.3.
(b)For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Taxes that are imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(c)To the extent the actual amount of a Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 9.1.
9.2Tax Returns. Without limiting Purchaser’s indemnification rights pursuant to Section 11.2(b), after the Closing Date, Purchaser shall (i) prepare and file (or cause to be prepared and filed) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date that relate to any Tax period ending before the Effective Date (with respect to Asset Taxes) or any Straddle Period on a basis consistent with past practice except to the extent otherwise required by Law; provided that Purchaser shall use its reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and Purchaser shall incorporate any reasonable comments received from Seller up to five (5) days prior to the due date therefor and timely file any such Tax Return, and (ii) pay (or cause to be paid) prior to delinquency, all Asset Taxes relating to any Tax period that ends before or includes the Effective Date that become due after the Closing Date. In the case of any Tax Return described in clause (i) that includes Taxes that are allocable to Seller pursuant to Section 9.1(a), Purchaser shall send to Seller a statement that apportions the Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a), and the applicable Seller Party shall promptly pay the amount shown as allocable to Seller on such statement. The Parties agree that (A) this Section 9.2 is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable taxing authority and (B) nothing within this Section 9.2 shall be interpreted as altering the manner in which Taxes are allocated and economically borne by the Parties.
9.3Transfer Taxes. To the extent that any Transfer Taxes are payable, Purchaser will be responsible for one hundred percent (100%) of all Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall agree, upon request, to reasonably cooperate in good faith to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated herein.
9.4Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
9.5Refunds. Seller shall be entitled to any and all refunds and credits of Seller Taxes. Purchaser shall be entitled to any and all refund of, or credits with respect to, Taxes allocated to Purchaser pursuant to Section 9.1(a) and Section 9.1(b); provided, however, that neither Seller nor Purchaser shall be entitled to any refund of Taxes allocated to it pursuant to Section 9.1(a) and Section 9.1(b) (even if, in the case of Seller, such refund is an Excluded Asset) if Seller or Purchaser, as the case may be, did not economically bear such Taxes. If a Party or its Affiliate receives a refund of Taxes to which the other Party is entitled pursuant to this Section 9.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.
9.6Pre-Purchase Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority that relate to any Asset Taxes for any Tax period ending prior to the Effective Date or any Straddle Period (each, a “Pre-Purchase Tax Proceeding”). Seller shall have the option to control the conduct and resolution of any Pre-Purchase Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date. Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any such Pre-Purchase Tax Proceeding from Purchaser. If Seller elects to control a Pre-Purchase Tax Proceeding, Seller shall (i) keep Purchaser informed of the progress of any such Pre-Purchase Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Pre-Purchase Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Purchase Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Pre-Purchase Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Pre-Purchase Tax Proceeding that Seller does not elect to control or any Pre-Purchase Tax Proceeding that relates to any Straddle Period; provided, that, Purchaser shall (I) keep Seller informed of the progress of any such Pre-Purchase Tax Proceeding, (II) provide Seller with copies of material correspondence with respect to any such Pre-Purchase Tax Proceeding, (III) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Purchase Tax Proceeding (at Seller’s cost), and (IV) not effect any settlement or compromise of any such Pre-Purchase Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. In the event of a conflict between the provisions in this Section 9.6 and those in Section 11.4, this Section 9.6 shall control.
9.7Allocation of Purchase Price. After the Closing, the Parties shall cooperate in good faith to allocate the Unadjusted Purchase Price, Assumed Obligations, and all other items constituting consideration for applicable Income Tax purposes (to the extent known) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with Schedule 2.2 (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such agreed-upon Allocation on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their respective Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with such agreed-upon Allocation except with the agreement of the other Party or as required by applicable Law; provided, however, that nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation and neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.
9.8[Intentionally Omitted].
9.9Intended Tax Treatment. The Parties agree that the purchase and sale of the Assets pursuant to this Agreement shall be treated for U.S. federal (and applicable state and local) income tax purposes as the purchase and sale of the Assets in a taxable transaction governed by Section 1001 of the Code. Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such treatment.
ARTICLE 10
[INTENTIONALLY OMITTED]
ARTICLE 11
INDEMNIFICATION; LIMITATIONS
11.1Assumed Obligations. Subject to, and without limitation of, Purchaser’s rights to indemnity under this Article 11, the terms of Article 3 (including Purchaser’s rights and remedies arising thereunder) and the Special Warranties or any adjustments to the Unadjusted Purchase Price set forth in Section 2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, and, for purposes of clarity, excluding the Retained Obligations (subject to Section 11.1(f)), the “Assumed Obligations”):
(a)all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;
(b)obligations to pay working interests, Royalties and other Suspense Funds held by Seller as of the Closing Date (with respect to such Suspense Funds, solely to the extent Purchaser receives a downward adjustment to the Purchase Price at Closing pursuant to Section 2.3 in respect thereof);
(c)obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;
(d)subject to the terms of Article 3 and the Special Warranties, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date;
(e)subject to the terms of Article 3, all Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and
(f)following the expiration of the applicable survival periods described in Sections 11.6(b)(i), 11.6(b)(iii) and 11.6(b)(iv) with respect thereto, the Retained Obligations described in Sections 11.2(b), 11.2(e) and 11.2(i).
11.2Retained Obligations. Notwithstanding the terms of Section 11.1, but subject to Section 11.1(f), the Assumed Obligations shall not include, and Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), any and all liabilities, Damages, duties, or obligations, known or unknown, to the extent they are attributable to, arise out of or in connection with, or are based upon (collectively, the “Retained Obligations”):
(a)the Excluded Assets (including the ownership or operation thereof);
(b)matters required to be borne, paid or retained by Seller under Sections 2.3 and 2.4;
(c)Seller Taxes;
(d)any personal injury or death attributable to, or arising out of, Seller’s or any of its Affiliates’ ownership of the Assets prior to the Closing Date;
(e)the off-site disposal of any Hazardous Substances, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or other materials of any nature generated by or on behalf of Seller or any of its Affiliates or otherwise produced from or attributable to any of the Assets and taken from a location that is on or within any of the Assets to a location that is not on or within any of the Assets, to the extent that such disposal occurred prior to the Closing Date;
(f)any fines or penalties of Governmental Authorities levied at any time against Seller or any of its Affiliates, or imposed or assessed at any time related to or arising out of Seller’s or its Affiliates’ ownership of the Assets prior to the Closing Date;
(g)the actions, suits, proceedings and other matters set forth on Schedule 4.2 (or that should have been set forth on Schedule 4.2 in order for Seller’s representation in Section 4.2 to have been true and correct at and as of the Execution Date);
(h)the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the ownership or operation of the Assets prior to the Closing Date;
(i)any payment, nonpayment, mispayment or miscalculation by or on behalf of Seller or any of its Affiliates of any Royalties, similar Lease burdens or other production proceeds owing to

Working Interest owners and escheat obligations, in each case, attributable to periods prior to the Effective Date; or
(j)any Employee Liabilities or Benefit Plan Liabilities.
(k)[Intentionally Omitted].
11.3Indemnification.
(a)From and after Closing, but subject to the applicable limitations set forth in this Article 11, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives (collectively, the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:
(i)caused by, arising out of, or resulting from, the Assumed Obligations;
(ii)caused by, arising out of, or resulting from, Purchaser’s breach or nonfulfillment of, or failure to perform, any of Purchaser’s covenants or agreements contained in this Agreement; or
(iii)caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Purchaser contained in Article 5 of this Agreement,
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b).
(b)From and after Closing, but subject to the applicable limitations set forth in this Article 11, Seller (jointly and severally) shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:
(i)caused by or arising out of, or resulting from, the Retained Obligations;
(ii)caused by, arising out of, or resulting from, Seller’s breach or nonfulfillment of, or failure to perform, any of Seller’s covenants or agreements contained in this Agreement; or
(iii)caused by, arising out of, or resulting from any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement,
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER

OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.
(c)Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, and without limitation of the Special Warranties from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Section 6.13(e), which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section 2.3) is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, in Section 2.3) and if no such right of indemnification (or, with respect to the representations and warranty in Section 4.7, right under Section 2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3) and in the case of Fraud, and without limitation of the Special Warranties, upon Closing, each Party releases, remises, and forever discharges the other Party and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership or use of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PARTY, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.
(d)The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.
11.4Indemnification Actions. All claims for indemnification under Section 12.4 or Section 11.3 shall be asserted and resolved as follows:
(a)For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 or Section 12.4 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).
(b)To make a claim for indemnification under Section 12.4 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 12.4 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.
(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 12.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.4(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the

Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.
(g)Any claim for indemnity under Section 12.4 or this Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or Representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 12.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.
11.5Casualty and Condemnation.
(a)Subject to, and without limitation of, Seller’s representations, warranties, covenants and agreements made pursuant to this Agreement, if Closing occurs, then, from and after the Effective Date, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.
(b)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then:
(i)Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s);
(ii)Seller shall use commercially reasonable efforts to mitigate (or attempt to mitigate) any Damages resulting from, or relating to, such Casualty Loss;
(iii)Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to proceed with Closing; and
(iv)Seller, at the Closing, shall pay to Purchaser all sums paid or credited to Seller or any of its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the relevant Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s (and, if applicable, its Affiliates’) right, title and interest (if any) in and to any and all insurance claims, unpaid awards and other rights against any third Persons arising out of or in connection with such Casualty Loss insofar as with respect to the Assets.
(c)Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any Casualty Loss without the prior written consent of Purchaser.
11.6Limitation on Actions.
(a)The representations and warranties of Seller in Article 4 (excluding, for purposes of clarity, the Seller Fundamental Representations and Seller’s representations and warranties in Sections 4.3 and 4.7) and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days, the representations and warranties of Seller set forth in Section 4.7 shall survive the Closing until the Cut-Off Date. The representations and warranties of Purchaser in Article 5 (excluding the Purchaser Fundamental Representations) shall, in each case, survive the Closing for a period of twelve (12) months. The covenants and agreements of the Parties to be performed at any time from and after Closing shall survive Closing until fully performed, subject to the applicable limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance).
(b)The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance). The indemnity in Section 11.3(b)(i) shall survive the Closing (i) as set forth in Sections 2.3 and 2.4 with respect to Section 11.2(b), (ii) for the applicable statute of limitations period plus thirty (30) days with respect to Section 11.2(c), (iii) for a period of three (3) years with respect to Section 11.2(i), (iv) for a period of four (4) years with respect to Sections 11.2(e), and 11.2(h), and (v) without time limit with respect to Sections 11.2(a), 11.2(d), 11.2(f), 11.2(g) and 11.2(j). The indemnities in Section 11.3(a)(i) shall continue without time limit.
(c)Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), for an individual matter until and unless the amount of the liability for Damages with respect to which Seller has an obligation to indemnify the Purchaser Group pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.4(b) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), (ii) with respect to which Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), and (iii) which exceed the Individual Indemnity Threshold, exceeds an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price.
(d)Purchaser shall not have any liability for any indemnification under Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations, for which the following limitations shall not apply), for an individual matter until and unless the amount of the liability for Damages with respect to which Purchaser has an obligation to indemnify the Seller Group pursuant to the terms of Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations) exceeds the Individual Indemnity Threshold.
(e)Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties in Section 4.3), for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price, and (ii) under this Article 11 for aggregate Damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price; provided, however, that the limitations set forth in this Section 11.6(e) shall not apply to any Damages (or any related indemnity obligations) to the extent arising out of or based upon Fraud.
(f)The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.
(g)Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group and Purchaser shall be subrogated to the rights of any Indemnified Person that is a member of the Seller Group, in each case, against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by such Party pursuant to Article 11 to the extent that a Party pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group or Seller Group, as applicable, who is indemnified pursuant to Article 11 shall assign or otherwise cooperate with Seller or Purchaser, as applicable, in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Seller Group or Purchaser Group, as applicable, has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller or Seller Group Indemnified Person shall remit to Purchaser, as applicable, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group or Seller Group, as applicable, from a third Person and which relates to Damages for which (but only to the extent) such member of the Seller Group or Purchaser Group, as applicable, has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).
(h)Neither Seller nor Purchaser shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been affirmatively and expressly waived in writing by the other Party.

(i)As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under Section 12.4 or this Article 11 for, and “Damages” shall not include, (i) loss of profits, to the extent consequential, or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties or to the extent such damages constitute direct damages under Texas law), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.
(j)Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred, and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and Seller Material Adverse Effect contained in such representation or warranty shall be disregarded.

ARTICLE 12
MISCELLANEOUS
12.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
12.2Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	PEP Henry Production Partners LP
PEP HPP Jubilee SPV LP
PEP PEOF Dropkick SPV, LLC
PEP HPP Dropkick SPV LP
HPP Acorn SPV LP
100 Waugh Drive, Suite 600
Houston, Texas 77007
Attention: Robert Mills
Telephone: (713) 804-7588
Email: rmills@pickeringenergypartners.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attention: Mark Proctor
Telephone: (212) 728-8234
Email: mproctor@willkie.com

Willkie Farr & Gallagher LLP
600 Travis Street
Houston, Texas 77002
Attention: Kris Agarwal; Tan Lu
Telephone: (713) 510-1778; (713) 510-1771
Email: kagarwal@willkie.com; tlu@willkie.com

If to Purchaser:	Vital Energy, Inc.
521 East 2nd Street, Suite 1000
Tulsa, Oklahoma 74120
Attention: Mark Denny
Telephone: (918) 858-5272
Email: mark.denny@vitalenergy.com

With a copy to (which shall not constitute notice):
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Telephone: (713) 546-7431
Email: stephen.szalkowski@lw.com
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
12.3Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
12.4Replacement of Credit Support. The Parties understand that none of the Credit Support, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Credit Support that is listed on Schedule 4.18 as is necessary for Purchaser to own the Assets, and shall cooperate in good faith with Seller to assist Seller in causing, effective as of the Closing, the cancellation or return to Seller of the Credit Support that is listed on Schedule 4.18 and posted by Seller or its Affiliates; provided, however, that if, as of the Closing Date, Purchaser is unable to obtain (a) replacements of any such Credit Support and/or (b) the cancellation of or return to Seller of any such Credit Support, then, Purchaser shall indemnify and reimburse Seller for any costs, expenses or other Damages paid or incurred by Seller under or pursuant to such Credit

Support resulting from the ownership or operation of any of the applicable Assets from and after the Closing Date until such time as Purchaser is able to obtain such replacements of such Credit Support and/or the cancellation of or return to Seller of any such Credit Support, as applicable, following the Closing Date.
12.5Records.
(a)As soon as practicable, but in no event later than twenty (20) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b). Notwithstanding anything to the contrary herein, Seller shall cooperate in good faith with Purchaser (at no additional cost or expense to Seller) to cause the Records to be delivered to Purchaser in the format or formats that are reasonably requested by Purchaser.
(b)Seller may retain a copy of all data and materials related to the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to Income Tax matters related to the Assets. Seller may retain copies of any other Records, including geological, geophysical, production, land and similar data and studies.
(c)Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group, with access to the Records during normal business hours for review and copying at Seller’s sole expense.
12.6Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.
12.7Venue; Waiver of Jury Trial. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(c) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.
12.8Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
12.10Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets, but Purchaser shall remain liable for its obligations hereunder. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
12.11Entire Agreement. This Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, nor agreement of the other Party or its Representatives other than those expressly contained in this Agreement. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership or other partnership relationship and none shall be inferred.
12.12Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.
12.13No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 12.4, Section 12.19 and Article 11, which rights shall be exercised through the applicable Party. Accordingly, references to the indemnification rights of Purchaser or Seller under this Agreement shall be deemed to include the indemnification rights of the Purchaser Group or the Seller Group, as applicable.
12.14Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.16References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term and (h) as used in this Agreement and without limitation of Section 12.21, the term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.
12.17Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.
12.18Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and Purchaser and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties). Notwithstanding anything herein to the contrary in this Section 12.18 or any other provision of this Agreement to the contrary, nothing in this Section 12.18 shall be construed as limiting any Person’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas Law.
12.19Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).
12.20Reliance. Notwithstanding anything to the contrary in this Agreement, each Party has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of the other Party’s express indemnification obligations set forth in this Agreement or any other documents contemplated as a part of this transaction and all of the other Party’s express representations, warranties, covenants and agreements set forth in this Agreement and in each other document contemplated as a part of this transaction (including, for purposes of clarity, the Special Warranties).
12.21Joint and Several Liability of Sellers. The Parties understand and agree that PEP Henry, Jubilee, PEOF Dropkick, HPP Dropkick and Acorn shall be jointly and severally liable for the liabilities and obligations of Seller under this Agreement, including, but not limited to, Seller’s indemnity obligations pursuant to Article 11, and a default by any person or entity comprising the Seller shall be a default by every person and entity comprising the Seller.
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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

PEP HENRY PRODUCTION PARTNERS LP
By:
Name:	Lex Hochner
Title:	Authorized Signatory

PEP HPP JUBILEE SPV LP
By:
Name:	Lex Hochner
Title:	Authorized Signatory

PEP PEOF DROPKICK SPV, LLC
By:
Name:	Lex Hochner
Title:	Authorized Signatory

PEP HPP DROPKICK SPV LP
By:
Name:	Lex Hochner
Title:	Authorized Signatory

HPP ACORN SPV LP
By:
Name:	Lex Hochner
Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

PURCHASER:

VITAL ENERGY, INC.
By:
Name:
Title:

Signature Page to Purchase and Sale Agreement